CONFIDENTIAL PORTIONS OF THIS ASSET PURCHASE AGREEMENT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO 9 METERS BIOPHARMA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [ ].
Execution Version

ASSET PURCHASE AGREEMENT

Dated as of July 19, 2021

between

9 METERS BIOPHARMA, INC.

and

LOBESITY LLC

    1

TABLE OF CONTENTS
    i

    ii

Schedules

Schedule 1.1    Assumed Liabilities
Schedule 1.1-A    Development Expenses
Schedule 1.2    Disclosures
Schedule 2.1(b)(i)    Seller Wire Information
Schedule 2.2(a)(i)    Assumed Contracts
Schedule 2.2(a)(ii)    Seller Intellectual Property
Schedule 2.2(a)(iii)    Books and Records
Schedule 2.2(a)(iv)    Inventory
Schedule 2.2(a)(v)    Permits
Schedule 2.2(b)(vii)    Excluded Contracts
Schedule 2.2(b)(ix)    Certain Excluded Assets
Schedule 3.8(c)    Infringement Actions
Schedule 3.8(f)    Intellectual Property Licenses
Schedule 3.12(b)    Employees
Schedule 3.14(a)    Regulatory Authorizations
Schedule 3.16    Material Vendors
Schedule 3.17    Brokers and Other Advisors
Schedule 3.20    Related Party Transactions
Schedule 3.23(h)    Residency

Exhibits

Exhibit 1.1    Compound Definition
Exhibit 2.1(d)(i)    Regulatory Milestones
Exhibit 2.1(d)(ii)    Sales Milestones
Exhibit 2.4(b)(ii)    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.4(b)(iv)(A)    Form of Non-Competition and Non-Disclosure Agreement
Exhibit 2.4(b)(iv)(B)    Form of Non-Disclosure Agreement
Exhibit 2.4(b)(vi)    Form of Consulting Agreement
Exhibit 3.23    Form of Investor Questionnaire
Exhibit 5.2(d)    Reversion Term Resolution Process

    iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) dated as of July 19, 2021 is entered into between 9 Meters Biopharma, Inc., a Delaware corporation (“Buyer”), and Lobesity LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are each sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.
RECITALS
WHEREAS, Seller desires to sell all of Seller’s right, title and interest in, to and under the Purchased Assets to Buyer, and Buyer wishes to purchase from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets, upon the terms and subject to the conditions set forth herein; and
WHEREAS, the Closing shall occur simultaneously with entry into this Agreement.
NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS; INTERPRETATION
Section I.1.Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:
“$” means United States dollars.
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“30-Day VWAP” means, as of a particular date, the average of the daily volume-weighted average prices of a share of Buyer common stock for each of the thirty (30) trading days prior to the particular date, as reported by Bloomberg (or, if such daily volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm that is unaffiliated with Buyer and retained for such purpose).
“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of Seller.
“Acquired Patents” means the Patents included within the Purchased Assets.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidance documents and requirements promulgated thereunder, as may be in effect from time to time.
“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation.
“Acquisition” has the meaning set forth in Section 2.1(a).
“Additional Therapeutic Area” means, for each of milestone numbers 7, 8, 9, and 10, respectively, on Exhibit 2.1(d)(i), any Therapeutic Area, other than (i) the Therapeutic Area(s) that include(s) the indication that is the subject of Regulatory Approval for which each of milestone numbers 3, 4, 5, or 6, respectively, on Exhibit 2.1(d)(i) was first achieved and (ii) if milestone number 7, 8, 9, or 10 has been previously achieved, the Therapeutic Area(s) that include(s) the indication that is the subject of Regulatory Approval for which each of milestone number 7, 8, 9, or 10 was first achieved.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person, excluding, in the case of Seller, any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by MHS.
“Agreement” has the meaning set forth in the preamble hereof.
“Annual Financial Statements” has the meaning set forth in Section 3.5.
“API” means active pharmaceutical ingredient.
“Applicable Interest Rate” means the prime interest rate on the date any payment hereunder is due, as reported by The Wall Street Journal, plus two percent (2%).
“Apportioned Obligations” has the meaning set forth in Section 6.2(b).
“Assumed Contracts” has the meaning set forth in Section 2.2(a)(i).
“Assumed Liabilities” means (i) the Liabilities under the Assumed Contracts accruing from and after the Closing (but, for the avoidance of doubt, excluding any Liability to the extent arising from or relating to the performance or non-performance thereof on or prior to the Closing), (ii) Buyer’s portion of Transfer Taxes and Apportioned Obligations set forth in Section 6.2 and (iii) the Liabilities set forth on Schedule 1.1.
“Assumed R&D Liabilities”
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(v).
“Biosimilar” means, with respect to a Product:

(i) any biological product that is approved (a) by or from a regulatory authority under the biosimilarity standard set forth in the United States under 42 U.S.C. §§ 262(i)(2) and (k), or any similar standard under applicable, law, rule, or regulation in any other jurisdiction; and (b) in reliance in whole or in part, on a prior Regulatory Approval (or on any safety or efficacy data submitted in support of such prior Regulatory Approval) of such Product. For countries or jurisdictions where no explicit biosimilar laws, rules, or regulations exist, Biosimilar includes products which have been deemed to be a biosimilar or otherwise deemed interchangeable by a regulatory authority in such country or jurisdiction; or
(ii) another biologic product, which does not differ in any clinically meaningful way from such Product with respect to its amino acid sequence, analytical comparability, safety or efficacy and is being developed or approved for one or more indications for which such Product is approved.
“BLA” means a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations) submitted to the FDA seeking regulatory approval to market and sell the Product in the United States.
“Books and Records” means all books, records, files and documents related to a Product, the Compound, any other Purchased Assets or the Business (including sales, pricing, promotional, research and development, data (including Data), customer and supplier lists, marketing studies, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with Governmental Authorities and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including written Third Party correspondence, records and documents related to research and pre-clinical and clinical testing and studies for a Product or the Compound conducted by or on behalf of Seller or pursuant to the Business, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Seller.
“Business” means the business focused on research and pre-clinical, clinical and commercial development of the Product for gastrointestinal uses, obesity, diabetes and related disorders, as well as any other business as presently conducted by Seller.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.
“Buyer” has the meaning set forth in the preamble hereof.
“Buyer Indemnified Party” has the meaning set forth in Section 7.1(a).

“Buyer Know-How” means any and all Know-How (other than Know-How included in the Purchased Assets) that is (a) Controlled by Buyer or any of its Affiliates as of the Phase 1B/2A Completion Date and (b) necessary for the manufacture, development, commercialization, or use of the Compound or any Product, provided that Buyer Know-How shall not include any Know-How to the extent relating to any API other than Compound.
“Buyer Patents” means all Patents, other than Acquired Patents, Controlled by Buyer or an Affiliate thereof as of the Phase 1B/2A Completion Date that Cover Compound or any Product, provided that Buyer Patents shall not include any Patents to the extent Covering any API other than Compound.
“Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31, provided, that the initial Calendar Quarter shall begin on the Closing Date and end September 30, 2021.
“Calendar Year” means (a) for the first Calendar Year, the period commencing on the Closing Date and ending on December 31 of the same year and (b) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.
“Cap” has the meaning set forth in Section 7.3(b).
“Change in Control” means any (a) merger or consolidation in which Buyer (or any Subsidiary that holds the Purchased Assets) is a constituent party, (b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Buyer or any Subsidiary of Buyer of all or substantially all the Purchased Assets, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries or Affiliates of Buyer if substantially all of the Purchased Assets are held by such subsidiary(ies) or Affiliate(s), except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary or other Affiliate of Buyer, (c) transfer of at least 50% of Buyer’s issued and outstanding shares to a Third Party.
“Closing” has the meaning set forth in Section 2.4(a).
“Closing Date” has the meaning set forth in Section 2.4(a).
“Closing Shares” means the number of shares of unregistered common stock of Buyer equal to $2,250,000 divided by the 30-Day VWAP calculated as of the date immediately prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means, with respect to Buyer, those efforts and resources commensurate with those efforts commonly used in the biotechnology or pharmaceutical industry by a company of comparable size and/or resources in connection with the development or commercialization of pharmaceutical or biological products that are of similar status, stage of development, life cycle and commercial potential, including issues of safety and efficacy, the patent or proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors.
“Compound” means LOB-0136.
“Confidential Information” has the meaning set forth in Section 6.1(a)(ii).
“Confidentiality Agreement” means the confidentiality provisions contained in that certain Letter of Interest dated March 9, 2021 among the Parties.
“Consulting Agreements” means the Consulting Agreements in the form substantially attached hereto as Exhibit 2.4(b)(vi).
“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.
“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment or arrangement, whether oral or written.
“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so without breach of any agreement with any Third Party or incurring any payment obligation to any Third Party.
“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.
“COVID-19” means the 2019 novel coronavirus disease, COVID-19 virus (SARS_COV-2 and related variants, strains and sequences) or mutation (or antigenic shift) thereof or any pandemic or public health emergency resulting therefrom.
“Data” means all databases and data, including all compilations thereof, and all rights therein, owned, controlled, or licensed by Seller that (a) were collected, compiled, generated or used in connection with the Business on or prior to the Closing Date, or (b) otherwise are related to the Business.
“Data Room” has the meaning set forth in Section 1.2.

“De-Identified Data” has the meaning set forth in Section 3.21(d).
“Development Expenses” means the dollar amount due to MHS as set forth on Schedule 1.1-A.
“Schedules of Exception” means the schedules of exception delivered to Buyer by Seller simultaneously with the execution of this Agreement; all references to Schedules shall refer to Schedules of the Schedules of Exception.
“Earnest Amount” means $75,000.
“EMEA” means the European Medicines Agency or any successor agency thereof.
“Employee” has the meaning set forth in Section 3.12(b).
“Excluded Assets” has the meaning set forth in Section 2.2(b).
“Excluded Contracts” means all Contracts set forth on Schedule 2.2(b)(vii), including all rights and obligations thereunder.
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).
“Exploit”, including its various tenses and derivatives (such as “Exploiting” and “Exploited”), means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.
“FCPA” has the meaning set forth in Section 3.22(a).
“FDA” has the meaning set forth in Section 3.14(b).
“Financial Statements” has the meaning set forth in Section 3.5.
“Fraud” means fraud as defined under Delaware common law.

“GAAP” means the United States generally accepted accounting principles in effect from time to time.
“GMP” means “good manufacturing practice” as the phrase is commonly used in the manufacturing industry.
“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative, regulatory or other governmental agency, department, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Health Care Laws” means any of the following Laws, to the extent applicable to Seller: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (b) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn, the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Federal Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. § 1320a-7), and any similar state laws and regulations; (e) all Privacy Obligations, including HIPAA and similar applicable federal and state laws; (f) the Patient Protection and Affordable Care Act (Pub. L. 11-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152); (g) all Laws, as applicable, regarding the oversight of drug, medical device, or other interventional or non-interventional research studies, including medical and other research record retention, medical privacy and security, other identifiable personal data privacy and security, confidentiality, informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in governmental health care programs, quality assurance, mandated reporting of incidents, occurrences, diseases and events, and all requirements governing the protection of human research subjects and/or ensuring protection against biosafety risks.
“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services, in each case, as the same may be amended, modified or supplemented from time to time.
“Holdback Shares” means the number of shares of unregistered common stock of Buyer equal to (i) $750,000 divided by (ii) the 30-Day VWAP calculated as of the date immediately prior to the Closing Date.
“IFRS” means International Financial Reporting Standards.
“Indemnified Amount” has the meaning set forth in Section 7.4(c).
“Indemnity Notice” has the meaning set forth in Section 7.7.
“Indemnified Party” has the meaning set forth in Section 7.4(a).
“Indemnifying Party” has the meaning set forth in Section 7.4(a).
“Indemnity Threshold” has the meaning set forth in Section 7.3(a)(i).
“Intellectual Property Rights” means any (a) Patents; (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor

(collectively, “Trademarks”); (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor (collectively, “Copyrights”); (d) domain names; (e) software, computer programs and applications (whether in source code, object code or other form) algorithms, databases, documentation and technology supporting the foregoing (excluding off the shelf software) (collectively, “Software”); and (f) trade secrets (“Trade Secrets”), know-how (including all ideas, concepts, research and development, composition information and embodiments, manufacturing and production processes, techniques and information, specifications, technical and business data, Data, designs, drawings, suppliers lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals), other proprietary information and other proprietary intellectual property rights, and all copies and tangible embodiments of the foregoing in whatever form or medium.
“Inventory” means all inventories of the Product or Compound, including all drug substances, drug product, clinical lots, reference standards, reserve samples, patient samples, patient images and scans, vials, reagents, vectors, DNA constructs, inventories of active pharmaceutical ingredients, intermediates, raw materials, components, consumables, work-in- process, finished goods, supplies, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.
“IRS” means the United States Internal Revenue Service.
“Know-How” means technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, and other technology, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, and information, in each case that is relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, or developing, pharmaceutical, biologic, or medical device products or any combination thereof.
“Labeling” shall be as defined in Section 201(m) of the Act (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including a Product’s label, packaging and instructions for use accompanying a Product, and any other written, printed, or graphic materials accompanying a Product, including patient instructions or patient indication guides.
“LakePharma” has the meaning set forth in Section 3.8(k).
“LakePharma MSA” has the meaning set forth in Section 3.8(k).
“LakePharma POs” has the meaning set forth in Section 3.8(k).
“LakePharma Agreement” has the meaning set forth in Section 3.8(k).

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.
“Licensed Intellectual Property” means all Intellectual Property Rights relating to the Product or the Compound that are licensed to Seller by any Third Party.
“Licensee” means a Third Party granted a license or sublicense to any rights under any Acquired Patents or other Intellectual Property Rights acquired by Buyer under this Agreement.
“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.
“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party license or similar right, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, or any restriction on use or transfer, or similar encumbrance of any kind or nature whatsoever.
“LOB-0136” means the human monoclonal antibody more particularly described on Exhibit 1.1.
“Losses” has the meaning set forth in Section 7.1(a).
“Major Market” means the United States, any member nation of the European Union, the United Kingdom, the People’s Republic of China, or Japan.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the assets, liabilities or condition of the Purchased Assets, taken as a whole, or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay Seller’s ability to consummate the Contemplated Transactions; provided that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which Seller has operations or conducts business, so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry (other than as may arise or result from regulatory action by a Regulatory Authority), so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole, (iii) the public announcement of this Agreement and the Contemplated Transactions, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole), (v) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, (vi) any epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, or (vii) changes in Law or GAAP or any interpretation thereof (so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole and it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address compliance with Law or GAAP or any interpretation thereof).
“Measurement Date” has the meaning set forth is Section 3.3.
“Member” means a holder of limited liability company interest in Seller.
“MHS” means MHS Care-Innovation LLC.
“MHS Note” means the Promissory Note dated June 4, 2021 and issued by Seller in favor of MHS.
“Milestone Shares” has the meaning set forth in Section 2.1(d)(i).
“NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) submitted to the FDA seeking regulatory approval to market and sell the Product in the United States (including a new drug application submitted under Section 505(b)(2) of the Act).
“Net Sales” means, in the case of Products, gross amounts invoiced or otherwise received for Buyer’s, its Affiliates’, and Buyer’s and its Affiliates’ Licensees’ sales of Products, less the sum of the following, to the extent related to such Products or the sale thereof: (1) trade, quantity, cash, and other discounts allowed or granted; (2) refunds, rebates, credits, retroactive price adjustments, and any other allowances that effectively reduce the net selling price, chargeback payments granted to federal, state/provincial, local and other governments or managed health care organizations, including their agencies, purchasers, and/or reimbursers; (3) any tax imposed on the manufacture, sale, delivery, transfer, or use of any Product, including, without limitation, sales, use, excise or value added taxes, or, to the extent directly attributable to any Product, the annual fee (or a prorated portion thereof) imposed on pharmaceutical manufacturers by the U.S. government (or similar fee imposed by any foreign government or supranational authority), but in each case, excluding income or franchise taxes or any taxes or fees that are reimbursed by the purchaser; (4) amounts allowed, refunded, or credited on returns for defective or expired Products; (5) shipping, handling, and insurance charges to the extent added to the sales prices and set forth separately as such in the total amount invoiced; (6) import or export duties, tariffs, or similar charges incurred with respect to the import or export of Products into or out of any country; and (7) reasonable fees for services provided by wholesalers, distributors and warehousing chains related to the distribution of Products (capped at one percent

(5%) of gross sales for the applicable period). Such amounts shall be determined from the books and records of Buyer, its Affiliates, and Licensees maintained in accordance with GAAP, IFRS, or other generally accepted accounting practices, consistently applied.
No deductions from the amounts defined above may be made for commissions paid to individuals whether those individuals are associated with independent sales agencies or regularly employed by Buyer, its Affiliates, or Licensees, nor may deductions be made for cost of collections. Products are considered “sold” when billed out or invoiced or, in the event such Products are not billed out or invoiced, when the consideration for sale or provision of the Products is received. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products used by Buyer, an Affiliate thereof, or any Licensee for its own internal use, (ii) the sale or distribution of reasonable quantities of promotional samples of Products, or (iii) Products provided for clinical trials or research or development purposes, or (iv) Products provided to an Affiliate or Licensee for purposes of resale, provided such Products’ resale is subject to sales-based payments under Section 2.1(c) of this Agreement.
Notwithstanding anything to the contrary in this Agreement, in the event that any Product includes, in addition to the Compound, one or more other APIs that were not, as of the Closing, Covered by a Valid Claim of any Acquired Patent (such an API, an “Other API”) or a separately saleable delivery device (such product, a “Combination Product”), the Net Sales of such Combination Product in a particular country, for the purposes of determining payments due under Section 2.1(c) (as they may be adjusted under this Agreement), shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction, “A / (A+B)” where “A” is the weighted average sale price of a Product including only LOB-0136 (and not any Other APIs) (the “Basic Product”) when sold separately in finished form in such country, and “B” is the weighted average sale price(s) of product(s) including the Other API(s) or constituting the applicable delivery device(s) (such products, “Other Products”) sold separately in finished form in such country (if there is more than one Other Product, “B” shall equal the sum of all such Other Products’ weighted average sale prices in such country).
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price of the Basic Product(s) in such country can be determined but the weighted average sale price(s) of the Other Product(s) in such country cannot be determined, Net Sales for purposes of determining sales-based payments for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country by the fraction “A / C” where “A” is the weighted average sale price(s) of the Basic Product(s) when sold separately in finished form in such country and “C” is the weighted average sale price of the Combination Product in such country.
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) of the Other Product(s) in such country can be determined but the weighted average sale price(s) of the Basic Product(s) cannot be determined, Net Sales for purposes of determining sales-based payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: “one (1) minus B / C” where “B” is the weighted average sale price(s) of the Other Product(s) when sold separately in finished form in such country and “C” is the weighted average sale price of the Combination Product in such country (if there is more than one Other Product, “B” shall equal the sum of all such Other Products’ weighted average sale prices in such country).
In the event that, with respect to any Combination Product sold in a particular country, the weighted average sale price(s) in such country of neither the Basic Product(s) nor the Other Product(s) in the Combination Product can be determined, the Net Sales of the Combination Product shall, for the purposes of determining sales-based payments with respect to such Combination Product, be commercially reasonable and determined by good faith negotiation between Buyer and Seller consistent with the ratios and related principles referenced above and based on the relative value of LOB-0136 and, as applicable, the other API(s) or delivery devices to such Combination Product.
The weighted average sale price for a Basic Product, Other Product(s), or Combination Product in a particular country shall be calculated once for each Calendar Year and such price shall be used during all applicable sales-based payment reporting periods for such Calendar Year. When determining the weighted average sale price of a Basic Product, Other Product(s), or Combination Product in a particular country, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of Basic Product, Combination Product, or Other Product sold in such country during the twelve (12) months (or the number of months sold in a partial Calendar Year) of that Calendar Year for the respective Basic Product, Other Product(s), or Combination Product. For each Calendar Year, a reasonably forecasted weighted average sale price will be used for the Basic Product, Other Product(s), or Combination Product, which forecasted weighted average sale price will be, for each year other than the initial Calendar Year (or portion thereof) during which the Combination Product is sold, no less than the weighted average sale price for the Basic Product, Other Product(s), or Combination Product in a particular country calculated for the preceding Calendar Year. Any over- or under-payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first sales-based payment of the following Calendar Year. For the avoidance of doubt, excipients shall not be considered APIs for the purposes of this definition of Net Sales.
“New LakePharma Agreement” means the Side Letter by and between LakePharma and Buyer, dated on or about the Closing Date.
“Non-Assignable Right” has the meaning set forth in Section 2.5.
“Non-Competition Agreements” means the Non-Competition and Non-Disclosure Agreements in substantially the form attached hereto as Exhibit 2.4(b)(iv)(A).
“Non-Disclosure Agreements” means the Non-Disclosure Agreements in substantially the form attached hereto as Exhibit 2.4(b)(iv)(B).
“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).
“Owned Intellectual Property” means all Seller Intellectual Property other than the Licensed Intellectual Property.

“Party” or “Parties” has the meaning set forth in the preamble hereof.
“Patent(s)” means any granted patents and pending patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, revalidations, supplementary protection certificates, and renewals of any of the foregoing, and all foreign applications and patents corresponding to or claiming priority from any of the foregoing.
“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices, clearances and permits of or with all Governmental Authorities, necessary for or related to the Purchased Assets, including all applications for any of the foregoing, together with any renewals, extensions or modifications thereof and additions thereto, including as set forth on Schedule 2.2(a)(v).
“Permitted Liens” means, collectively, (a) statutory liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created; and (b) Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller of any Contract or applicable Law.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.
“Personal Information” means any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data or personal information under any applicable Law or Seller privacy policies, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person and, in any event, including all Protected Health Information.
“Phase 1 Trial” means a human clinical trial of a Product, the principal purpose of which is preliminary determination of safety in healthy individuals or patients that would otherwise satisfy the requirements of 21 C.F.R § 312.21(a) in the U.S. or its foreign equivalent.

“Phase 1B/2A Trial” means a Phase 1 or Phase 2 Trial the principal purposes of which are to (i) further evaluate safety and pharmacokinetics (including exploration of trends of a biomarker based or clinical endpoint based efficacy relationship to dose which are not designed to be statistically significant) of the product, whether or not in combination with concomitant treatment, and (ii) test the effectiveness of the drug for purposes of identifying the appropriate dose for a particular indication or indications, after an initial Phase 1 Trial but prior to commencement of any Phase 2B Trials or Phase 3 Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2B Trial or a Phase 3 Trial with Regulatory Authorities. For clarity, a Phase 1B/2A Trial may include escalation as well as dedicated expansion cohorts for the defined indication of interest.
“Phase 1B/2A Completion Date” has the meaning set forth in Section 5.2(a).
“Phase 2 Trial” means a human clinical trial of a Product, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such Product is safe in patients for its intended use and to obtain sufficient information about such Product’s efficacy to permit the design of further clinical trials, and which is generally consistent with 21 CFR § 312.21(b) or its foreign equivalent.
“Phase 2B Trial” means a Phase 2 Trial the principal purpose of which is a further determination of efficacy for a particular indication and safety, in the target patient population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the manner of use of such compound or product (dose and dose regimen) for such indication prior to initiation of Phase 3 Clinical Trials for such indication.
“Phase 3 Trial” means a human clinical trial that is designed to: (a) establish that a Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Regulatory Approval of such Product; and (d) be generally consistent with 21 CFR § 312.21(c) or its foreign equivalent.
“Pivotal Registrational Trial” means a Phase 2 Trial or Phase 3 Trial that is intended to result in, prior to and without the conduct of any additional clinical trials, a BLA filing in the United States (including any such BLA filing that contemplates that Regulatory Approval on the basis thereof will be conditioned on the post-approval conduct of additional clinical trials).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date, and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Privacy Obligations” means all applicable Laws, contractual obligations, self-regulatory standards with which Seller is bound by customer contract or otherwise by such applicable Laws to comply, or written policies or terms of use made available by Seller that are related to privacy, security, data protection or Processing of Personal Information, including HIPAA, the California

Consumer Privacy Act, the United Kingdom Data Protection Act 2018, the European Union General Data Protection Regulation (Regulation (EU) 2016/679), the European Union ePrivacy Directive (Directive 2002/58/EC), as amended by Directive 2006/24/EC and Directive 2009/136/EC (as may be replaced by the proposed Regulation on Privacy and Electronic Communications), and applicable implementing laws, the EU-U.S. Privacy Shield Framework, as effective and valid through July 15, 2020, the Swiss-U.S. Privacy Shield Framework, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy laws, state social security number protection laws, state data breach notification laws, the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications, in each case as they apply to the operations of Seller.
“Processing” and “Processes” and Processed” means any operation or set of operations which is performed on Personal Information, sets of Personal Information, or other data, whether or not by automated means, and includes receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure or destruction.
“Product” means any product containing the Compound (alone or in combination with other APIs, peptides, proteins, or biologics).
“Product Marks” means all trademarks, including trade names, trade dresses, branding, and logos, Controlled and used by or on behalf of Buyer or any Affiliate thereof as of the Phase 1B/2A Completion Date with respect to any Product, other than those representing Buyer, its Affiliates, or its or their business generally or that are otherwise not specific to the Products.
“Product-Related Contracts” has the meaning set forth in Section 5.2(b)(B).
“Product-Related Information” has the meaning set forth in Section 5.2(b)(A).
“Protected Health Information” or “PHI” means Protected Health Information, as that term is defined under HIPAA.
“Public Official” has the meaning set forth in Section 3.22(c).
“Purchase Price” means (i) an amount equal to $5,000,000, payable as described in Section 2.1, plus (ii) any amounts paid to Seller pursuant to Section 2.1(c) or Section 2.1(d).
“Purchase Price Allocation” has the meaning set forth in Section 2.6(a).
“Purchase Price Allocation Methodology” has the meaning set forth in Section 2.6(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).
“Regulatory Approval” means any and all approvals, licenses, registrations, clearances, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the marketing and/or sale of a Product for human therapeutic, prophylactic, or diagnostic use in a particular jurisdiction, including, in the U.S., an NDA or BLA, including pricing and/or reimbursement approvals if required in a particular jurisdiction for the marketing and/or sale of the applicable Product.
“Regulatory Authority” means any applicable Governmental Authority with responsibility for granting licenses or approvals, including Regulatory Approvals, necessary for the marketing and sale of a Product in any jurisdiction, or that is concerned with the research, development, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products.
“Regulatory Authorization(s)” means (a) all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re- certifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are required for or relate to the Purchased Assets, Compound, or Products, or the Exploitation of any of the foregoing; and (b) all applications, supporting files, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Regulatory Authority or research ethics committee, relating to any license, permit, certificate, clearance, exemption, approval, consent or other authorization described in clause (a).
“Regulatory Exclusivity” means, with respect to any Product, any additional market protection, other than patent protection, granted by a Regulatory Authority conferring an exclusive period during which Buyer, an Affiliate thereof, any licensee or sublicensee of either of the foregoing, or any successor to any of the foregoing has the exclusive right to market and sell such Product through a regulatory exclusivity right (including new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity right).
“Related Documents” means the Bill of Sale, Assignment and Assumption Agreement, the Consulting Agreements, the Non-Competition Agreements and the Non-Disclosure Agreements.
“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives (in each case, acting in such Person’s capacity as such).
“Restricted Period” has the meaning set forth in Section 6.1(b).

“Reversion” has the meaning set forth in Section 6.2(h).
“Reversion Notice” has the meaning set forth in Section 5.2(a).
“Reversion Terms” has the meaning set forth in Section 5.2(d).
“SEC” means U.S. Securities and Exchange Commission.
“SEC Filings” means all documents and reports filed by Buyer with the SEC pursuant to the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof.
“Securities” means the shares of unregistered common stock of Buyer issued to Seller pursuant to this Agreement.
“Seller” has the meaning set forth in the preamble hereof.
“Seller Board” has the meaning set forth in Section 2.4(b)(i)(B).
“Seller Closing Cash Payment” means $2,000,000 less the Earnest Amount.
“Seller Indemnified Party” has the meaning set forth in Section 7.2(a).
“Seller Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Trade Secrets and other Intellectual Property Rights, in each case owned, controlled, or licensed by Seller and that are (a) in respect of the Business or a Product or the Compound or related to the Purchased Assets or the Exploitation thereof or (b) were acquired, conceived, reduced to practice or otherwise made or used in connection with the Business and the right to recover for past infringement of any of the foregoing, including the registrations and applications set forth on Schedule 2.2(a)(ii).
“Seller Organizational Documents” has the meaning set forth in Section 3.1.
“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of the following individuals and the knowledge that such individuals would have after reasonable or due inquiry: [ ].
“Share Option” has the meaning set forth in Section 2.1(d)(i).
“Specified Representations” has the meaning set forth in Section 7.3(a).
“Specified IP Representations” has the meaning set forth in Section 7.3(a).
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Successful Completion” means, with respect to a Phase 1B or Phase 2A Trial, respectively, the completion thereof with data satisfying the primary endpoints therefor established in the protocol for such trial and enabling the conduct of a subsequent Phase 2 Trial, Phase 2B Trial, or Phase 3 Trial, as applicable, as reasonably determined in good faith by Buyer.
“Tax” or “Taxes” means (whether disputed or not) all (a) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto, (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).
“Tax Return(s)” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.
“Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Therapeutic Area” means any of the following: obesity, diabetes, any liver condition or disease, or any gastrointestinal condition or disease.
“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.
“Third Party Claim” has the meaning set forth in Section 7.4(a).
“Transfer Taxes” has the meaning set forth in Section 6.2(a).
“Unresolved Claim” has the meaning set forth in Section 7.5(a).
“Upfront License Payment” means a payment received by Buyer or an Affiliate thereof from a Licensee that is (i) received as consideration for grant of rights under any Acquired Patent(s) to make, use, or sell a Product, (ii) received within sixty (60) days of the execution or effectiveness of the license pursuant to which such payment is made, and (iii) not contingent upon the occurrence of any particular event or circumstance, other than the execution or effectiveness of the license or such other event that is reasonably certain to occur within such sixty (60) day period, provided that Upfront License Payments shall not include amounts received for purchases of Buyer’s or its Affiliates’ equity or debt securities (to the extent not in excess of the fair market value thereof, as reasonably determined by Buyer or its Affiliate in good faith), advances or reimbursements for the costs and expenses of performing research, development, or commercialization activities following execution or effectiveness of the applicable license or the preparation, filing, prosecution, maintenance, or defense of any patent rights (to the extent such amount does not exceed the actual amount thereof), issuances of a Licensee’s equity or debt securities (to the extent Buyer pays monetary consideration therefor), or amounts paid for purchases of tangible goods or other assets.
“Valid Claim” means a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular product or service through reissue, disclaimer or otherwise.
Section I.2.Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule of the Schedules of Exception. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Thompson Hine LLP (the “Data Room”) in each case (a) no later than three Business Days prior to the date hereof or (b) listed on Schedule 1.2. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Article II.
PURCHASE AND SALE
Section II.1.Purchase and Sale of Purchased Assets; Purchase Price.
(a)Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller all of Seller’s right, title and interest in, to and under, all of the Purchased Assets. The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition”.
(b)Closing Payments. In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof:
(i)Buyer shall pay Seller, by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i), the Seller Closing Cash Payment and the Development Expenses;
(ii)Buyer shall issue to Seller the Closing Shares;
(iii)Buyer shall retain the Holdback Shares in accordance with Section 7.7; and
(iv)Buyer shall assume the Assumed Liabilities.
(c)Sales-Based Payments. Buyer shall, subject to Section 2.1(e), 2.1(f), 2.1(g), and 2.1(h), pay to Seller an amount equal to:
(i)[ ] percent ([ ]%) of that portion of Net Sales occurring in a particular Calendar Year that is less than [ ] dollars ($[ ]);
(ii)[ ] percent ([ ]%) of that portion of Net Sales occurring in a particular Calendar Year that is equal to or greater than [ ] dollars ($[ ]) and less than [ ] dollars ($[ ]);
(iii)[ ] percent ([ ]%) of that portion of Net Sales occurring in a particular Calendar Year that is equal to or greater than [ ] dollars ($[ ]) and less than [ ] dollars ($[ ]); and
(iv)[ ] percent ([ ]%) of that portion of Net Sales occurring in a particular Calendar Year that is equal to or greater than [ ] dollars ($[ ]);
provided that, notwithstanding the foregoing, for all Net Sales in a particular jurisdiction occurring on or after the earlier of (y) the date on which any Third Party obtains Regulatory Approval with respect to a Biosimilar in such jurisdiction and (z) the first commercial sale of a

Biosimilar by any Third Party in such jurisdiction, the payments due under this Section 2.1(c)(iv) shall equal [ ] percent ([ ]%) of such Net Sales, provided that if such jurisdiction is a Major Market, such payment reduction shall apply to all Net Sales anywhere in the world occurring on or after the earlier of such Regulatory Approval or such first commercial sale.
(d)Milestone Payments.
(i)Regulatory Milestones. Buyer shall notify Seller in writing of the first achievement of milestone numbers 1 through 6 set forth on Exhibit 2.1(d)(i), and the first and second achievement of milestone numbers 7 through 10 set forth thereon, within forty-five (45) days of such achievement. Buyer shall pay Seller the corresponding payment amount set forth on Exhibit 2.1(d)(i) for each milestone set forth thereon (other than the milestone numbers 1 and 2 thereon, if and to the extent Seller has exercised the Share Option with respect to such milestone as provided in this Section 2.1(d)(i)) within forty-five (45) days of the achievement of such milestone, provided that, in the case of milestone numbers 1 and 2 set forth thereon, such forty-five (45) day period shall, notwithstanding anything to the contrary in this Agreement, be measured from the earlier of (i) the date Seller receives Buyer’s written notice exercising or declining its right to receive Milestone Shares with respect to such milestone or (ii) the expiration of the ten (10) Business Day period during which such notice must be provided. Subject to compliance with applicable laws and stock market rules, Seller may, upon written notice given to Buyer within ten (10) Business Days of Seller’s receipt of notice from Buyer regarding the initial achievement of milestone number 1 or 2 on Exhibit 2.1(d)(i), elect to receive (such option, the “Share Option”) all or a portion of the payment due for the achievement of such milestone number 1 or 2 set forth on Exhibit 2.1(d)(i) in the form of shares of Buyer’s unregistered common stock (“Milestone Shares”). The number of Milestone Shares to be issued will be equal to the applicable milestone payment set forth on Exhibit 2.1(d)(i) divided by the 30-Day VWAP calculated as of the date on which the applicable milestone is publicly announced, and the Milestone Shares will be issued promptly following Buyer’s receipt of Seller’s written notice exercising the Share Option, provided, however, if the 30-Day VWAP on the date of calculation is less than the per share price of the Closing Shares, the applicable milestone payment will be made in U.S. dollars. In the absence of any written notice from Seller to Buyer electing to receive Milestone Shares in accordance with this Section 2.1(d)(i), all milestone payments will be made in U.S. dollars. In no event shall the aggregate amount of Milestone Shares and Securities issued, or issuable, pursuant to the terms of this Agreement exceed the maximum amount permitted under Nasdaq rules without Buyer shareholder approval, and to the extent such shareholder approval is not obtained, any remaining amount of milestone payments will be made in cash. Notwithstanding anything to the contrary contained in this Section 2.1(d)(i) or elsewhere in this Agreement, the Share Option will terminate, and all milestone payments will be made in cash, upon and following a Change in Control.
(ii)Sales Milestones. Buyer shall notify Seller in writing of the initial achievement of each milestone set forth on Exhibit 2.1(d)(ii) within seventy (75) days after the end of the Calendar Quarter during which such milestone was first achieved. Buyer shall pay Seller the corresponding payment amount set forth on Exhibit 2.1(d)(ii)

for each milestone set forth therein within seventy-five (75) days after the end of the Calendar Quarter during which such milestone was first achieved.
(iii)Maximum Milestone Payments. Notwithstanding anything to the contrary in this Agreement, (1) milestone payments for milestone numbers 1 through 6 in Exhibit 2.1(d)(i) and each milestone payment due under Exhibit 2.1(d)(ii) shall only be paid once under this Agreement, with respect to the initial accomplishment thereof, (2) milestone payments for milestone numbers 7 through 10 in Exhibit 2.1(d)(i) shall not be paid more than twice under this Agreement, once for the [ ] with respect to the [ ] and secondly for the [ ] with respect to such [ ], (3) the total amount payable for the milestones set forth on Exhibit 2.1(d)(i) shall not in any event exceed $58,000,000, and (4) the total amount payable for the milestones set forth on Exhibit 2.1(d)(ii) shall not in any event exceed $50,000,000, regardless, in all cases, of the number of Products (or indications therefor or formulations thereof) or the number of times a milestone may be achieved.
(e)Anti-Stacking. If Buyer, any Affiliate thereof, or any Licensee reasonably believes the manufacture, use, commercialization or development of any Product would infringe any patent(s) or, if and when issued, any patent application(s) owned, licensed, or controlled by a Third Party, or that the manufacture, use, commercialization or development of any Product might create a risk of an allegation by a Third Party of such an infringement, and Buyer, any Affiliate thereof, or any Licensee thereafter obtains a license for the manufacture, use, commercialization or development of any Product under such patent(s) or patent application(s), then Buyer shall be entitled to deduct [ ] percent ([ ]%) of the consideration paid to any such Third Party for any such rights from any payments due Seller under Section 2.1(c), Section 2.1(d), or Section 2.1(g) of this Agreement, provided that such amounts payable shall not be reduced, with respect to any Calendar Quarter, below [ ] percent ([ ]%) of the amounts otherwise due to Seller with respect to such Calendar Quarter. The amount of any such excess not deducted for a particular Calendar Quarter may be carried forward for deduction in subsequent Calendar Quarter, subject to such [ ] percent ([ ]%) limitation in each case.
(f)Compulsory Licensing. Should a compulsory license be granted, or be the subject of a possible grant, by Buyer, an Affiliate thereof, or a Licensee to a Third Party under applicable laws, rules, regulations, guidelines, or other directives of any governmental or supranational agency with respect to any Product, Buyer shall notify Seller, including any material information concerning such compulsory license. If any such compulsory license is granted in any country, (i) the amounts payable under Section 2.1(c) for sales of such Product in such country will be reduced as necessary to ensure that such amounts payable under Section 2.1(c) on such sales do not, in the aggregate, exceed any royalty rate under which rights are granted to such Product in such country and (ii) Net Sales in such country shall not be included in the calculation of Net Sales for purposes of (1) determining which payment rate applies under Section 2.1(c) or (2) whether any amounts are due under Section 2.1(d)(ii).
(g)Upfront License Payments. Within forty-five (45) days after the date on which Buyer receives any Upfront License Payment, Buyer shall pay Seller [ ] percent ([ ]%) of such Upfront License Payment, provided that any amount paid by Buyer under this Section 2.1(g) shall be creditable against any other amounts due Seller under this Agreement.

(h)Payment Term. No payments shall, on a country-by-country and Product-by-Product basis, be due under this Section 2.1 on any sales of a particular Product occurring in a particular country, milestones achieved by such Product with respect to such country, or any Upfront License Payment to the extent received with respect to rights granted to such Product in such country following the later of (i) the fifteenth (15th) anniversary of the first commercial sale of such Product in such country, (ii) the loss or expiration of all Valid Claims of any Acquired Patents Covering such Product in such country, or (iii) the termination or expiration of Regulatory Exclusivity for such Product in such country, and no sales of a Product in a country following the later of (i), (ii), or (iii) for such Product in such country shall be included in the calculation of Net Sales for purposes of determining which payment rate applies under Section 2.1(c) or whether any amounts are due under Section 2.1(d)(ii).
(i)Payments and Payment Reports. All payments due under Section 2.1(c) and Section 2.1(d)(ii) shall be paid within seventy-five (75) days of the end of each Calendar Quarter during which Net Sales or the applicable sales milestone occur. Each payment shall be accompanied by a statement stating (as applicable), on a Product-by-Product and country-by-country basis, the number, description, and aggregate Net Sales of each Product sold by Buyer, its Affiliates, and Licensees during, the amount of any adjustments pursuant to this Section 2.1 for, and the calculation of payments due under Section 2.1(c) for, in each case, such Calendar Quarter.
(j)Records; Audits. Buyer shall keep, and cause its Affiliates and Licensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to enable the payments payable under Section 2.1(c), Section 2.1(d), and Section 2.1(g) to be determined. Such records will be kept for at least three (3) years following the end of the Calendar Year to which they pertain. Seller will have the right to cause an independent, certified public accountant of nationally recognized standing selected by Seller and reasonably acceptable to Buyer to have access during normal business hours to examine the pertinent books and records of Buyer and its Affiliates as may be reasonably necessary to confirm Net Sales and verify the accuracy of the payments and reports hereunder. Upon written request of Seller, Buyer shall (i) subject to the terms of the agreement pursuant to which any Licensee obtained rights to any Product, exercise its corresponding audit rights thereunder with respect to the above-referenced records and provide a copy of the results thereof to Buyer or (ii) share the results of any audit of any Licensee with respect to any Net Sales of Products that is undertaken by Buyer independently of a request for such an audit by Seller. The examination will be limited to the pertinent books and records for any year ending not more than three (3) years following the Calendar Quarter to which such books and records pertain. Such audits may be exercised during normal business hours upon thirty (30) days’ prior written notice to Buyer; provided that such audit right may be exercised no more than once in any Calendar Year and no more than once with respect to any Calendar Quarter. Seller will deliver to Buyer a copy of each audit report received by Seller upon completion of any such audit. Prompt adjustments will be made by the Parties to reflect the results of such audit. Seller will bear the full cost of such audit unless such audit discloses an underpayment of both (i) more than five percent (5%) of the amount of payments due for the period subject to such audit, in the aggregate, and (ii) at least $50,000, in which case Buyer will promptly pay (or promptly reimburse Seller for) the cost of such audit and will promptly remit to Seller the amount of any underpayment, plus interest on the deficient amount at the Applicable Interest Rate, calculated from the date the payment was originally due under this Agreement through and including the date upon which such payment is made. If an audit reveals any overpayment, the amount of the overpayment will be credited against future payments owed to Seller hereunder.
(k)Payment Method. Except for the equity securities to be issued to Seller, all payments due under this Section 2.1 to Seller shall be made by bank wire transfer in immediately available funds to the accounts designated by Seller set forth on Schedule 2.1(b)(i) or such other account(s) as Seller may designate in writing at least ten (10) Business Days prior to the payment due date. All payments hereunder shall be made in the legal currency of the United States of America.
(l)Foreign Currency. In calculating Net Sales or payments due hereunder for sales made or Upfront License Payments received in a foreign currency, Buyer will use its or its Affiliates’ then-current standard procedures and methodology, including such then-current standard for the translation of foreign currency sales into U.S. dollars or, in the case of Licensees, such reasonable methodology agreed to in the applicable license or such similar methodology of such Licensee, consistently applied.
(m)Tax. In the event any tax is paid or required to be withheld by Buyer for the benefit of Seller on account of any payments payable to Seller under this Agreement, the corresponding amounts payable to Seller shall be reduced by the amount of taxes deducted and withheld, and Buyer shall pay the amounts of such taxes to the proper Taxing Authority in a timely manner and will use commercially reasonable efforts to promptly transmit to Seller an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Taxing Authority of all amounts deducted and withheld sufficient to enable Seller to claim such payment of taxes. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Seller. Any such withholding taxes required under applicable law to be paid or withheld shall be an expense of, and borne solely by, Seller. Buyer shall comply with Section 6.2(d) and provide Seller with, at Seller’s expense, reasonable assistance to enable Seller to recover such taxes or amounts otherwise withheld as permitted by Law.
Section 2.2.     Purchased Assets; Excluded Assets.
(a)The term “Purchased Assets” means all of the assets primarily used or held for use in the Business, including Seller’s right, title and interest in, to and under the following properties and assets (tangible or intangible), other than the Excluded Assets:
(i)the Contracts set forth on Schedule 2.2(a)(i) (collectively, the “Assumed Contracts”), including all statements of work, proposals or other similar documents executed pursuant to any Assumed Contract to the extent such statement of work, proposal or other similar document is specifically set forth on Schedule 2.2(a)(i), and including all rights thereunder;
(ii)all Seller Intellectual Property, including the registrations and applications set forth on Schedule 2.2(a)(ii);

(iii)subject to Section 2.2(b)(v), all Books and Records, including those set forth on Schedule 2.2(a)(iii);
(iv)all Inventory, including as set forth on Schedule 2.2(a)(iv), to be delivered to Buyer as set forth on such Schedule;
(v)all Permits, including as set forth on Schedule 2.2(a)(v); and
(vi)all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Purchased Assets or the Assumed Liabilities and all other intangible property rights that relate to the Purchased Assets or the Assumed Liabilities.
(b)Buyer acknowledges that the Purchased Assets shall consist only of those assets described in Section 2.2(a) and all other assets of Seller and their Affiliates are excluded (collectively, the “Excluded Assets”). The Excluded Assets shall include:
(i)all cash and cash equivalents of Seller;
(ii)all Contracts other than the Assumed Contracts (it being understood that, for the avoidance of doubt, all Excluded Contracts are Excluded Assets);
(iii)all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;
(iv)all land, buildings, improvements and fixtures thereon owned or leased by Seller;
(v)Seller’s organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, employee-related files or records, and any other books and records that Seller is required by Law to retain;
(vi)all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(vii)except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible;
(viii)any Tax refunds of Seller; and
(ix)the assets set forth on Schedule 2.2(b)(ix).
Section 2.3.    Assumed Liabilities; Excluded Liabilities.
(a)Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer (or its designated

Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller the Assumed Liabilities and pay, perform and discharge when due only the Assumed Liabilities.
(b)Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Buyer shall not be the successor to Seller or any Affiliates of Seller, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any Affiliates of Seller, to the extent arising out of or otherwise relating in any way to the Purchased Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”. Seller shall pay, perform and discharge when due all of the Excluded Liabilities. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:
(i)any Liabilities to the extent relating to or arising out of the Excluded Assets;
(ii)any Liabilities to the extent relating to or arising out of Accounts Payable (other than the Assumed Liabilities);
(iii)any Liabilities of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided, that the Transfer Taxes and the Apportioned Obligations imposed on Seller shall be paid in the manner set forth in Section 6.2;
(iv)any Liabilities to present or former members or other equityholders of Seller or any Affiliates of Seller (in their capacity as such);
(v)any Liabilities of Seller or any Affiliates of Seller under this Agreement, the Related Documents or in connection with the Contemplated Transactions;
(vi)all Liabilities under any Contract, including the Excluded Contracts (other than the Assumed Liabilities);
(vii)any Liabilities (including all Actions relating to such Liabilities) of Seller or any Affiliates of Seller to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any Affiliates of Seller, to the extent such conduct occurred on or prior to the Closing;
(viii)any Liabilities (including all Actions relating to such Liabilities) to the extent relating to or arising out of the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights; and

(ix)any other Liabilities arising out of the Purchased Assets or the operation of the business of Seller or any Affiliates of Seller on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing (other than the Assumed Liabilities).
Section 2.4.     Closing; Closing Deliverables.
(a)Closing. The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4. The date on which the Closing occurs is referred to herein as the “Closing Date” and, for all purposes of this Agreement, the Closing shall be deemed effective as of the open of business on the Closing Date.
(b)Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)a certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of Seller, certifying that:
(A)all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller; and
(B)(1) the Seller Organizational Documents, attached to the certificate, are true and complete; (2) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (3) below and no amendment, rescission or modification to such organizational documents has occurred since the date thereof; and (3) the unanimous joint resolutions adopted by (i) the Board of Managers of Seller (“Seller Board”) and (ii) the Seller Members authorizing and approving the execution, delivery and performance of this Agreement.
(ii)a certificate of Seller, in compliance with Section 1.1445-2(b)(2) of the regulations under the Code (relating to FIRPTA), listing Seller’s name, address and U.S. employer identification number and stating that Seller is not a foreign person;
(iii)a duly completed and accurate Internal Revenue Service Form W-9 for Seller;
(iv)the Non-Competition Agreements, duly executed by each of [ ] and [ ];
(v)the Non-Disclosure Agreements duly executed by each of [ ] and [ ];
(vi)the Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit 2.4(b)(ii) (the “Bill of Sale, Assignment and Assumption”), duly executed by Seller;

(vii)the Consulting Agreements, duly executed by each of [ ] and [ ];
(viii)Amended and Restated Technology License Agreement, dated July 14, 2021, between Seller and MHS, as amended, in form acceptable to Buyer, duly executed by MHS;
(ix)a payoff letter terminating the MHS Note contingent upon Seller paying MHS the amount set forth on Schedule 1.1-A, duly executed by MHS; and
(x)the New LakePharma Agreement, duly executed by LakePharma, Inc.
(c)Buyer Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)the payments required pursuant to Section 2.1(b)(i) and (ii);
(ii)the Bill of Sale, Assignment and Assumption, duly executed by Buyer; and
(iii)the Consulting Agreements, duly executed by Buyer.
Section 2.5.    Third Party Consents. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall use its Commercially Reasonable Efforts, at Seller’s sole cost and expense, to obtain such consent after the execution of this Agreement until such consent is obtained. If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its Commercially Reasonable Efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) Seller shall use its Commercially Reasonable Efforts, at its sole cost and expense, to obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (ii) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.
Section 2.6.    Purchase Price Allocation.
(a)The allocation of the Purchase Price among the Purchased Assets and Seller’s obligations under Section 6.2(b) shall be made in accordance with Section 1060 of the Code (the “Purchase Price Allocation Methodology”). Within 90 days following the Closing, Buyer shall deliver to Seller a draft allocation of the Purchase Price (as then calculated) in accordance with the Purchase Price Allocation Methodology (the “Purchase Price Allocation”),

which shall bind the Parties unless, within fifteen (15) days of Buyer’s delivery of the Purchase Price Allocation to Seller, Seller notifies Buyer in writing of Seller’s disagreement with the Purchase Price Allocation. In the event of such disagreement, Buyer and Seller shall endeavor to resolve such disagreement in good faith. The Purchase Price Allocation shall be appropriately adjusted, based on good faith consultation between Buyer and Seller, in the event of an adjustment to the Purchase Price, including pursuant to Section 2.1(c), Section 2.1(d), Article VI and/or Article VII.
(b)Seller and Buyer agree to act in accordance with the Purchase Price Allocation, as adjusted in accordance with Section 2.6(a) if applicable, in any Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Law, unless there has been a final “determination,” as defined in Section 1313(a) of the Code (including IRS Form 870-AD, or successor form), pursuant to which the allocation is modified. Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as required by applicable Law. Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law. In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and proposed resolution of the dispute.
Article III.
REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller represents and warrants to Buyer as set forth in this Article III.
Section 3.1    Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Seller or the Purchased Assets, taken as a whole. Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s certificate of formation and limited liability company agreement, in each case as amended to the date hereof (collectively, the “Seller Organizational Documents”). Seller is not in violation of any of the provisions of the Seller Organizational Documents. Seller has no Affiliates other than MHS.
Section 3.2.     Authority; Noncontravention.

(a)Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and such Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary limited liability company action on the part of Seller and no other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement or the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents to which Seller is a party has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. The Seller Board and Seller Members have duly adopted resolutions approving this Agreement, the other Related Documents to which Seller is a party, the Acquisition and the other Contemplated Transactions in accordance with the Seller Organizational Documents. No member or other equity holder approval is required on behalf of Seller or its equityholders for the execution, delivery or performance of this Agreement or any Related Document.
(b)The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller Organizational Documents, (ii) any Contract to which Seller is a party or to which any of the Purchased Assets are subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Seller or the Purchased Assets or (B) Order applicable to Seller or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole, and would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Contemplated Transactions.
(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or any Related Document by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions.
Section 3.3.     Absence of Certain Changes or Events. Since June 30, 2020 (the “Measurement Date”):
(a)no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(b)there has been no loss, destruction or damage (in each case, whether or not insured) affecting the Purchased Assets.
Section 3.4.    Good Title; Sufficiency of Assets.
(a)Except for the Seller Intellectual Property (which is addressed in Section 3.8), (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets, (ii) there are no adverse claims of ownership to the Purchased Assets and Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, and (iii) at the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).
(b)Except for the Excluded Assets specifically described in Section 2.2(b)(i), (iv) and (viii), the Purchased Assets constitute all of the interests, assets and rights of Seller used or held for use in connection with a Product, the Compound or the Business.
Section 3.5.    Financial Statements. Seller has made available to Buyer copies of (a) the balance sheets of Seller as of December 31, 2019 and December 31, 2020, and the related statements of income, cash flows and changes in equity for the twelve-month periods then ended (the “Annual Financial Statements”) and (b) the balance sheet of Seller as of June 30, 2021 (the “Balance Sheet Date”), and the related statements of income, cash flows and changes in equity for the five-month period then ended (together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in all material respects in accordance with the GAAP applied on a consistent basis during the periods involved, (ii) have been prepared from the books and records of Seller and (iii) present fairly in all material respects Seller’s financial condition and results of operations as of the dates and for the periods indicated therein, subject to normal audit adjustments, the lack of footnotes and other presentation items, none of which is material to such Financial Statements.
Section 3.6.    No Undisclosed Liabilities. Seller does not have any liability required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against in the Financial Statements (or described in the notes thereto), (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) that are executory obligations arising in the ordinary course of business under any Contracts (and not as a result of any breach thereof) or (iv) that are incurred pursuant to the negotiation, execution, delivery or performance of this Agreement.
Section 3.7.    Real Property. Seller does not currently own or lease any real property and never has owned or leased any real property.
Section 3.8.    Intellectual Property.
(a)Subject to Section 3.8(b), Seller exclusively owns all right, title, and interest to all Owned Intellectual Property (including all Intellectual Property Rights, other than the Licensed Intellectual Property, set forth on Schedule 2.2(a)(ii)), in each case free and clear of all Liens (other than Permitted Liens). All Owned Intellectual Property will, immediately subsequent to the Closing, be transferred to, and owned by, Buyer on substantially the same terms with which Seller, immediately prior to the Closing, owned such Owned Intellectual Property; all Licensed Intellectual Property will, immediately subsequent to the Closing, be licensed to Buyer on the same terms on which Seller, immediately prior to the Closing, held a license to such Licensed Intellectual Property.
(b)To Seller’s Knowledge, Seller has not infringed, misappropriated or otherwise violated and Seller is not infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller of a Product or the Compound) the rights of any other Person with regard to Seller’s possession or use of any Seller Intellectual Property for the Business as presently conducted. To Seller’s Knowledge, no other Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Seller Intellectual Property.
(c)No claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) the ownership or use of any Seller Intellectual Property; (ii) any actual or potential infringement, misappropriation or unauthorized use of Seller Intellectual Property; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller Intellectual Property or the Business; or (iv) the validity or enforceability of any Seller Intellectual Property. Except as set forth in Schedule 3.8(c), Seller has the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Seller Intellectual Property.
(d)Schedule 2.2(a)(ii) sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor (if any), domain name registrations (if any) and copyright registrations (if any), that, in each case, are owned, controlled, or licensed by Seller and related to the Business, a Product or the Compound. The patent applications listed in Schedule 2.2(a)(ii) are pending and have not been abandoned and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor that are related to the Business, a Product or the Compound have been duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 2.2(a)(ii), all related necessary affidavits of continuing use have been timely filed, and all related necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Schedule 2.2(a)(ii) have expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Authority. None of the trademarks or trademark applications listed in Schedule 2.2(a)(ii) are involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Schedule 2.2(a)(ii) are involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. Each of the patents and patent applications listed in Schedule 2.2(a)(ii) properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. With respect to the patents and patent applications listed in Schedule 2.2(a)(ii), each inventor named on such patents and patent applications has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Seller or, in the case of Licensed Intellectual Property, MHS, provided that the representation and warranty in this sentence with respect to any Licensed Intellectual Property shall be limited to Seller’s Knowledge with respect thereto. To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.
(e)No current or former director, officer, employee, contractor or consultant of Seller or MHS owns any rights in or to any Owned Intellectual Property or, to Seller’s Knowledge, Licensed Intellectual Property. All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Owned Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Owned Intellectual Property arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her rights in Owned Intellectual Property to Seller. No current or former directors, officers, employees, contractors or consultants of Seller has made or, to Seller’s Knowledge, threatened to make any claim or challenge against Seller in connection with their contribution to the discovery, creation or development of Owned Intellectual Property. To Seller’s Knowledge, no current or former directors, officers, employees, contractors or consultants of Seller or MHS has made or threatened to make any claim or challenge against Seller or MHS in connection with their contribution to the discovery, creation or development of Licensed Intellectual Property.
(f)Schedule 3.8(f)(i) sets forth a complete and accurate list as of the date hereof of all Licensed Intellectual Property (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)). Schedule 3.8(f)(ii) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to any Seller Intellectual Property granted by Seller to any other Person. All material obligations for payment of monies currently due and payable by Seller with respect to the Seller Intellectual Property have been satisfied in a timely manner.
(g)Seller has used reasonable efforts to make all filings with Governmental Authorities and obtain all grants and registrations as may be reasonably necessary or appropriate to preserve and protect the Seller Intellectual Property.
(h)Seller has used reasonable efforts and taken commercially reasonable steps designed to maintain in confidence its Trade Secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Business or related to a Product or the Compound, including requiring all employees of Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Seller; and entering into licenses and Contracts that generally require licensees, contractors and other Third Parties with access to the Trade Secrets or other confidential information to keep such Trade Secrets or other confidential information confidential.

(i)The execution and delivery of this Agreement and the Related Documents by Seller does not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Seller Intellectual Property that is material to the Compound, a Product or the Business.
(j)Other than the Business, Seller has no program with respect to, or active plan to research, develop or commercialize by itself or with a Third Party, any product or compound related to the Business.
(k)Seller has not assigned or transferred to any Third Party, or abandoned or allowed to lapse, any Intellectual Property Rights that are material to the Business as presently conducted by Seller.
(l)The Compound is the antibody, peptide, or protein (i) for which LakePharma, Inc. (“LakePharma”) has been generating manufacturing and validation data under that certain Master Services Agreement between Seller and LakePharma, dated July 28, 2015 (the “LakePharma MSA”), and the Project Orders (as defined in the LakePharma MSA) executed thereunder (the “LakePharma POs”; collectively, the LakePharma MSA and LakePharma POs, the “LakePharma Agreement”) and (ii) that is expressed by the stable cell line that has been generated by LakePharma under, and [ ] specified in, the LakePharma Agreement.
Section 3.9.    Assumed Contracts.
(a)After giving effect to the termination of the Excluded Contracts pursuant to Section 6.5, there are no Contracts, other than the Assumed Contracts, (i) to which Seller is a party or by which Seller is bound, in either case, that (A) were entered into in connection with the Business or (B) are related to the Business, or (ii) to which any of the Purchased Assets are subject.
(b)The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts, and Seller is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Seller has not received any written notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of Seller’s obligations under any Assumed Contract.
Section 3.10.    Compliance with Law. The business and operations of Seller as such business and operations relate to the Purchased Assets and the Business are conducted, and have been conducted since the Measurement Date, in all respects in compliance with all applicable Laws, except for failures to be in compliance that individually or in the aggregate have not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole. Seller possess, and has possessed since the Measurement Date, all material Permits, except where the failure to possess such Permits individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole. Each such Permit is valid and in full force and effect. There has occurred no material default by Seller under, or material violation by Seller of, any such Permit. Seller has not received any written notice from any Governmental Authority or other Person to the effect that Seller is not, or may not be, in compliance with any material Law with respect to the Purchased Assets or the Business.
Section 3.11.    Litigation. There is no Action pending or, to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to Seller’s Knowledge, threatened, that affects or, if successful, would reasonably be expected to be adverse to the Purchased Assets or that, if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Seller arising out of or relating to the Purchased Assets, or that would reasonably be expected to be adverse to the Purchased Assets, or that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions.
Section 3.12.    Employees.
(a)(i) Seller is not a party or otherwise subject to a collective bargaining agreement or other agreement with a labor union or other employee representative body having provisions covering its employees and is not currently negotiating such an agreement, (ii) no employees of Seller are represented by a labor union or other employee representative body and (iii) no material unfair labor practice complaint against Seller is currently pending or, to the Seller’s Knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority. There is no work slowdown, lockout, stoppage, picketing or strike pending, or to Seller’s Knowledge, threatened, involving Seller, and there have been no such activities during the past three (3) years. To the Seller’s Knowledge, there are no efforts pending or threatened by or on behalf of any labor union or other employee representative body to organize any employees of Seller, and there have been no such efforts during the past three (3) years.
(b)Seller has made available to Buyer true and correct copies of all material written personnel Contracts and policies of Seller. Schedule 3.12(b)(i) lists, as of the date hereof, (i) all employees of Seller, including those employees on approved leave of absence or vacation (each an “Employee” and collectively, the “Employees”), as well as all independent contractors, consultants and other non-employee workers of Seller, and (ii) the position, annual base salary or rate of pay and employment commencement date of each Employee (and the amount of annual payments to such person with respect to independent contractors, consultants and other non-employee workers). Except as set forth on Schedule 3.12(b)(ii), no Employee has notified Seller that such Employee intends to resign or retire.
(c)Seller is, and for the past three (3) years has been, in material compliance with all applicable Laws pertaining to employment and employment practices (including Laws regarding equal employment opportunity, affirmative action, nondiscrimination, immigration, layoffs, the payment of wages (including minimum wage and overtime compensation), classification of independent contractors, meal and rest breaks, leaves of absence, benefits, and occupational safety and health). Seller’s workforce is, and for the past three (3) years has been, appropriately and correctly classified and in material compliance with all Laws governing the classification of employees, including the Fair Labor Standards Act, the Code and any other Law governing the payment of wages or the withholding and payment of Taxes withheld from wages as required by applicable Law.
(d)There is no pending, or to the Seller’s Knowledge, threatened, and for the past three (3) years there has not been any, (i) action, suit, claim or proceeding or (ii) settlement or similar out-of-court or pre-litigation arrangement, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving Seller or any of its current or former employees, consultants, directors, officers, managers, trustees or independent contractors in relation to their work for Seller. To Seller’s Knowledge, there is no pending, or threatened, and for the past three (3) years there has not been any, (i) investigation, (ii) act or allegation, or (iii) breach of any policy of Seller, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving Seller or any of its current or former employees, consultants, directors, officers, managers, trustees or independent contractors in relation to their work for Seller.
(e)Seller has not furloughed, placed on leave (other than as required by Law), terminated the employment of, reduced the compensation or benefits of, or materially modified the working schedule of any of its employees, in each case for any reason relating to COVID-19. Seller has complied with all Laws in all material respects, and has made Commercially Reasonable Efforts to comply in all material respects with all guidance applicable to Seller (based on locations where Seller maintains physical operations) published by a Governmental Authority, in each case, concerning workplace and employee health and safety practices relating to COVID-19.
Section 3.13.    Taxes.
(a)Seller has timely paid all Taxes required to be paid by it, the non-payment of which would result in a Lien (other than Permitted Liens) on any Purchased Asset, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable or responsible therefor.
(b)Seller has established, in accordance with GAAP as applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes that arise from or with respect to the Purchased Assets and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets, or would result in Buyer becoming liable therefor.
(c)There is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to Seller’s Knowledge, threatened with respect to any material liability for any Tax or with respect to any material Tax Return of Seller, and no claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.
(d)None of (i) the goodwill, (ii) going concern value, or (iii) other intangible assets of Seller that would not be amortizable prior to the enactment of Section 197 of the Code was held by Seller or any related person (within the meaning of Code Section 197(f)(9)(C)) to Seller on or before August 10, 1993 or could constitute anti-churning property under Code Section 197(f)(9)(A).

(e)There are no Liens (other than Permitted Liens) for unpaid Taxes on any of the Purchased Assets.
Section 3.14.    Regulatory Matters.
(a)Schedule 3.14(a) sets forth a true and complete list of (i) all Regulatory Authorizations held by Seller or under which Seller conducts business, or that have been submitted by or on behalf of Seller, in each case, relating to the Business, a Product or the Compound, and (ii) all applications or notifications or submissions for Regulatory Authorizations pending in relation thereto. Seller possesses all Regulatory Authorizations that are required for or relate to the Business as previously or presently conducted by Seller. Seller is the sole and exclusive owner of such Regulatory Authorizations and none of such Regulatory Authorizations has been sold, conveyed, delivered, transferred or assigned to, or is owned or held by, another party. Each such Regulatory Authorization (A) has been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect and (B) is transferable to Buyer. There are no facts, circumstances or conditions that would prevent the transfer of any such Regulatory Authorization to Buyer on or after the Closing Date.
(b)Neither Seller nor, to Seller’s Knowledge, MHS, any affiliate of MHS, or any third party has conducted any human clinical trial of any Product. All pre-clinical and clinical studies, trials and investigations conducted or sponsored in relation to the Business are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”) or other health authority standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and associated regulatory guidance, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations and associated regulatory guidance, (iv) federal and state laws or other regulatory authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Council for Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance and (vi) communications or notices from Regulatory Authorities regarding the conduct of such studies, trials and investigations. There has been no drug- or biologic-related adverse event with respect to a patient in a clinical trial conducted or sponsored in relation to the Business, Product or Compound, the effect of which would reasonably be expected to (x) prevent Buyer from obtaining approval from a Regulatory

Authority to market a Product or the Compound in the United States or (y) delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would materially impair the aggregate financial value to be derived by Buyer from a Product or the Compound. There have been no clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Business within the knowledge of Seller.
(c)No Regulatory Authority has commenced, or, to Seller’s Knowledge, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug application or investigations conducted or proposed to be conducted in connection with the Business.
(d)Seller has provided to Buyer all information and data known to Seller relating to safety, efficacy, and toxicity of all of the Compounds. Seller is not aware of any negative data, adverse event or toxicity data produced by the use of any Compound in any animal or human studies that would: (i) have a Material Adverse Effect or (ii) materially compromise (A) any pre-clinical or clinical trials presently being undertaken (or proposed to be undertaken) by Seller or any Third Party with respect to any Compound or (B) the development or commercialization of any Compound or Product.
(e)Seller has not directly or indirectly received any written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory Authority, and to Seller’s Knowledge there are no material Actions related to the Business pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller or any of its officers, employees or agents is not currently in compliance with, any Law administered or issued by any Regulatory Authority or (ii) regarding any debarment action or investigation in respect of Seller or any of its officers, employees or agents undertaken pursuant to 21 U.S.C. Sections 335(a), (b) and (c), or any similar regulation of a Regulatory Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business and, to Seller’s Knowledge, no Data relating to a Product or the Compound that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such Data.
(f)Since the Measurement Date, neither Seller nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335(a), (b) and (c) or any similar Laws. Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which such Person would be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.
(g)Seller is, and, since the Measurement Date, has been, in compliance with: (i) laws, regulations and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities; and (iv) any other Health Care Laws.
(h)Seller is not a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 §160.103), and Seller has complied in all material respects with all other applicable Laws relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act, and similar applicable Laws in any foreign jurisdiction in which Seller does business.
Section 3.15.    Inventory. Schedule 2.2(a)(iv) sets forth a complete and accurate description of all Inventory, with a description of each such item of Inventory that includes the amount, the identity of the manufacturer, location of manufacture, date(s) of manufacture and expiration date(s). All Inventory was manufactured, and has been shipped, stored, and otherwise maintained in accordance with (a) the Contracts listed on Schedule 2.2(a)(i), pursuant to which it was manufactured, and (b) all applicable laws, rules, regulations, and guidelines, including, with respect to any Product Inventory intended for human use or administration, GMP. Seller owns all right, title, and interest to all Inventory, and no Inventory is subject to any Liens, claims, encumbrances, or other interests of any third party, other than Permitted Liens.
Section 3.16.    Material Vendors and Suppliers. Schedule 3.16 contains a complete and correct list of the suppliers of goods and services that (a) are material to the Business as presently conducted by the Seller, or (b) the Seller has paid in excess of $25,000 in the twelve (12) months immediately preceding the Closing Date. Since the Measurement Date, no supplier of a Product or anything that is material to the Exploitation of a Product or the Compound has canceled or otherwise terminated, or provided written notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to terminate its relationship with Seller with respect to a Product or the Compound, or, since the Measurement Date, decreased or limited by more than five percent (5%), or provided written notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to so decrease or limit its sales to Seller. Seller has no customers.
Section 3.17.    Brokers and Other Advisors. No broker, investment banker, financial advisor, finder or other Person is entitled to any investment banking, broker’s, finder’s, financial advisor’s or other similar fee or commission for which Buyer could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller. Except as set forth on Schedule 3.17, Seller will not have any obligations with respect to any investment bank, broker or finder after the Closing.

Section 3.18.    Insurance. Seller maintains such policies of insurance relating to the Purchased Assets and the Business as are reasonably sufficient for compliance by Seller with (a) all requirements of applicable Laws and (b) all Assumed Contracts, and Seller has complied in all material respects with the provisions of each such policy under which it is an insured party. Seller has not been refused any insurance with respect to any Purchased Asset or the Business, nor has Seller’s coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. To Seller’s Knowledge, there are no existing claims under any insurance policy relating to the Purchased Assets or the Business. No notice of cancellation or termination has been received with respect to any insurance policy relating to the Purchased Assets or the Business.
Section 3.19.    Adequate Consideration; Solvency. The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Purchased Assets. Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing. As of the date of this Agreement, Seller is not engaged in any business or transaction, and does not intend to engage in any business or transaction, for which its remaining assets and capital are or will be insufficient. As of the date of this Agreement, Seller does not intend to incur, and does not reasonably believe it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.
Section 3.20.    Related Party Transactions. Schedule 3.20 describes any transaction between Seller, on the one hand, and any current or former partner, director, officer, employee, manager, member or other equityholder of Seller, on the other hand. No current or former partner, director, officer, employee, manager, member or equityholder of Seller has any ownership interest in (a) the Purchased Assets or (b) to Seller’s Knowledge, any Person that is (i) a supplier of a Product or the Compound (directly or indirectly) or (ii) actively engaged in the business of Exploiting a Competing Product or Compound (in each case, other than equity positions in companies that such Person does not Control).
Section 3.21.    Data Privacy and Security.
(a)Seller has materially complied, and is in material compliance, with all Privacy Obligations in all respects. Where required by Privacy Obligations, Seller has made privacy notices available to all individuals about whom Seller Processes or directs the Processing of Personal Information, in conformance with all applicable Privacy Obligations. Seller’s written privacy notices fully and accurately disclose how Seller Processes Personal Information about such individuals. Seller has not received any written complaints regarding the Processing of Personal Information by Seller or its right to receive and maintain Personal Information in accordance with Law. Seller maintains and utilizes organizational, administrative, physical, and electronic security measures and procedures that are reasonably designed to prevent the unauthorized access, disclosure, or use of Personal Information as required under applicable Law, including Privacy Obligations. All Personal Information stored, maintained or retained by Seller is stored, maintained or retained in accordance with all Privacy Obligations and is not stored, maintained or retained in hard copy or paper form in a manner which materially increases the risk of a security incident or breach which could give rise to regulatory or consumer notification requirements under any Privacy Obligations than if such Personal Information were not stored, maintained or retained in such form.

(b)Seller has executed valid data processing agreements whose validity continues until no longer required by Law with each (x) customer for which Seller acts as a data processor under any Privacy Obligations, when requested by such customer, or when otherwise required by Law, and (y) vendor that acts as a data processor or data subprocessor on behalf of Seller under any Privacy Obligations. Seller has not materially breached any such data processing agreement or any contractual obligation contained therein or elsewhere, relating to data privacy or data security. Seller has contractually obligated all Third Party service providers, outsourcers, processors, or other Third Parties Processing Personal Information, in each case on behalf of Seller to (i) comply with applicable Privacy Obligations, (ii) take reasonable steps to protect and secure Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse, (iii) establish reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Personal Information against any security breach, and (iv) comply with all obligations otherwise required to be incorporated into such contracts by applicable Privacy Obligations.
(c)Seller is not required by HIPAA to enter into, and does not in the ordinary course of commercial operations enter into, business associate agreements with customers that sponsor and fund clinical trials. Seller is not a Covered Entity (as that term is defined by HIPAA). Since December 31, 2019, to the extent Seller acts as a Business Associate (as that term is defined under HIPAA), Seller is in material compliance with all applicable Health Care Laws regarding the collection, use and protection of Protected Health Information, medical records and other confidential patient information, including but not limited to HIPAA, and no Third Party has gained unauthorized access to any such Protected Health Information, medical records or other confidential patient information maintained, used or disclosed by Seller in a manner that constitutes a Breach (as such term is defined under HIPAA), Seller has not experienced a security incident not constituting a Breach of Protected Health Information or violation of its Information System (as such term is defined under HIPAA) requiring notification to the affected individual(s), and no third-party access to Protected Health Information maintained by Seller has otherwise occurred that constitutes a material violation of applicable Health Care Laws. To the extent Seller acts as a Business Associate on behalf of a Covered Entity, Seller has (i) has implemented and enforces policies and procedures as mandated by HIPAA, (ii) has taken reasonable steps, as required by HIPAA, to secure individually identifiable health information in its possession including securing its information technology system against intrusion and has not suffered any material security incident or any breach of security affecting Protected Health Information, (iii) when applicable, has complied with the transaction requirements of HIPAA, (iv) has implemented and maintained a training program as required by HIPAA, (v) has entered into fully-executed business associate agreements with Covered Entities for whom Seller acts as a Business Associate when requested by such Covered Entities, and complied with the requirements of such business associate agreements, (vi) has entered into fully-executed business associate agreements with each subcontractor that creates, receives, maintains or transmits Protected Health Information (as such term is defined in HIPAA) on behalf of Seller, (vii) conducted an analysis of Seller to determine its obligations and responsibilities pursuant to HIPAA and operated consistent with the same, and (viii) conducted a HIPAA privacy and risk assessment as required by HIPAA in each of the last three (3) years, none of which resulted in findings of a material deficiency.

(d)To the extent Seller receives de-identified user data or has de-identified user data (the “De-Identified Data”), and HIPAA is applicable to such user data, Seller has obtained all rights necessary to receive or otherwise undertake de-identification of such user data and has de-identified such user data in accordance with the requirements of HIPAA. To the extent Seller uses De-Identified Data that has been derived from Protected Health Information, the De-Identified Data contains only de-identified health information that meets the requirements of 45 C.F.R. § 164.514(b)(2), and Seller has obtained, or confirmed that others have obtained, any and all required patient consents and authorizations, or permitted waivers of the same, under HIPAA. To the extent Seller uses Protected Health Information to create De-Identified Data, Seller complies with its plans, controls, and procedures governing compliance with HIPAA and any applicable business associate agreements, services agreement or other agreement, and has obtained appropriate rights to receive, create, use, disclose, transfer, sell or assign the De-Identified Data, as applicable, for the purposes for which Seller creates and uses De-Identified Data. To the extent Seller has used De-Identified Data, Seller has obtained all rights necessary for the use of such De-Identified Data.
(e)No person (including any Governmental Authority) has, since December 31, 2018, threatened in writing to bring any proceeding involving a Governmental Authority pursuant to any written notice, or commenced any proceeding against Seller with respect to Seller’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, Seller. The execution, delivery, performance and consummation of the transaction contemplated hereunder complies with Seller’s applicable Privacy Obligations. Seller is not, and has not been since December 31, 2018, in material breach of any customer commitment with respect to any Privacy Obligations.
(f)There have not been any incidents of, or Third Party claims alleging, (i) incidents involving accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, acquisition of, or access to Personal Information transmitted, stored or otherwise Processed by or on behalf of Seller, including any security breaches requiring notification to any Third Party, (ii) unauthorized or unlawful Processing, sale, or rental of Personal Information transmitted, stored or otherwise Processed by or on behalf of Seller, (iii) unauthorized access or unauthorized use of any of Seller’s computer systems, network, communication equipment or other technology necessary for the operations of the Business, or (iv) to Seller’s Knowledge, any unauthorized access or acquisition of any Personal Information or confidential business information maintained by any Third Party service provider on behalf of Seller. No Third Party has gained unauthorized access to any such Personal Information, medical records or other confidential patient information maintained, used or disclosed by or on behalf of Seller in a manner that constitutes a Breach (as such term is defined under HIPAA) or personal data breach (as such term is defined under applicable Privacy Obligations).
(g)Not otherwise restricting Section 3.21(d), to Seller’s Knowledge, none of the Personal Information in the possession, custody or control of Seller, received by Seller, or otherwise Processed by Seller, has been provided to Seller by a Third Party in violation of Laws, including Privacy Obligations. Seller has obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer, maintenance and receipt of Personal

Information as necessary for the execution, delivery, performance and consummation of the transaction contemplated hereunder.
Section 3.22.    Anticorruption Matters.
(a)Neither Seller nor any of its directors, officers, managers or employees or, to Seller’s Knowledge, any of their other respective Representatives, in any way relating to the Purchased Assets or the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in this Section 3.22, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist Seller, related in any way to the Purchased Assets or the Business, in obtaining or retaining business.
(b)No officers, directors or employees of Seller, or agents acting on behalf of Seller, are themselves Public Officials.
(c)For purposes of this Section 3.22, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any official of a political party or candidate for political office.
(d)There are no pending proceedings against Seller or any of its directors, officers, managers or employees or, to Seller’s Knowledge, any of its other Representatives, with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Purchased Assets or the Business.
Section III.23.Investment Representations. Seller (for purposes of this Section, an “Investor”) hereby represents and warrants to Buyer that:
(a)Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such

Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.
(b)Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
(c)Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to Buyer requested by it and to ask questions of and receive answers from Buyer regarding Buyer, its business and the terms and conditions of the offering of the Securities, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the EDGAR system. Based on the information such Investor has deemed appropriate, and without reliance upon any placement agent, it has independently made its own analysis and decision to enter into this Agreement. Such Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Agreement, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of Buyer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on Buyer’s representations and warranties contained in this Agreement.
(d)Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.
(e)Accredited Investor. Such Investor is (a) an “accredited investor” within the meaning of Rule 501 under the 1933 Act and has executed and delivered to Buyer a questionnaire in substantially the form attached hereto as Exhibit 3.23 (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. Such investor has sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Securities. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Securities and participation in the transactions contemplated by this Agreement (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document, if any, or under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (v) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Securities.

(f)No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of Buyer or the purchase of the Securities.
(g)No Rule 506 Disqualifying Activities. Such Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.
(h)Residency. Such Investor is a resident of or domiciled in, as applicable, the jurisdiction specified next to its name on Schedule 3.23(h) hereto.
Section 3.24.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.
Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as set forth in this Article IV.

Section 4.1.    Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Buyer, taken as a whole. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to Buyer.
Section 4.2.    Authority; Noncontravention.
(a)Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).
(c)No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions.
Section 4.3.    Capital Resources. Buyer has immediately available funds sufficient to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of all fees and expenses payable by Buyer in connection with the Contemplated Transactions.
Section 4.4.    Valid Issuance of Securities. The Securities to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.
Section 4.5.    Litigation. There is no Action pending or, to the actual knowledge of Buyer’s officers, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to the actual knowledge of Buyer’s officers, threatened, that if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions. There is no outstanding Order of any Governmental Authority against Buyer that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions.
Section 4.6.    Buyer’s SEC Documents. Since January 1, 2019, Buyer has filed with the SEC all reports required to be filed by it under the 1934 Act. Such reports, including any financial statements or schedules included therein, (a) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) when filed, complied in all material respects with the applicable requirements of the 1934 Act and the applicable rules and regulations of the SEC thereunder.

Section 4.7.    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Seller could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
Section 4.8.    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and the Business and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and represents that in making its decision to enter into this Agreement and consummate the Contemplated Transactions, Buyer has relied solely on its own investigation and the express representations and warranties of Seller set forth in this Agreement (including the Schedules of Exception) and Buyer is not relying on any representation or warranty, written or oral, statutory, express or implied, at common law or otherwise, with respect to Seller, the Purchased Assets, the Business or the Contemplated Transactions not expressly set forth in this Agreement (including any information, data or other materials (written or oral) heretofore furnished to Buyer and its Representatives by or on behalf of Seller and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Contemplated Transactions, other than to the extent any such information, data or material is itself the subject of a representation or warranty contained in this Agreement); provided that nothing in this Agreement shall prevent Buyer from asserting or recovering for a claim against Seller for Fraud.
Article V.
BUYER PERFORMANCE OBLIGATIONS; REVERSION
Section 5.1.    Buyer Performance Obligation. Buyer shall use Commercially Reasonable Efforts to complete (i.e., have completed the last subject visit) a Phase 1B Trial or Phase 2 Trial by June 30, 2023, provided that (i) Buyer shall be deemed to have satisfied such obligation if it, its Affiliates, and any Licensees have collectively incurred, in the aggregate, at least $[ ] of costs and expenses in the research and development of Products by such date (as it may be extended below), provided that, notwithstanding anything to the contrary, the aggregate amount of Assumed Liabilities set forth on Schedule 1.1 paid by Buyer or an Affiliate thereof to LakePharma or Seller on or after Closing for amounts due LakePharma by Seller immediately prior to Closing shall be included in the calculation of such costs and expenses incurred by Buyer, its Affiliates, and any Licensees for purposes of this Section 5.1 and Section 5.2, and (ii) Buyer shall have the right to extend the above-referenced date by [ ] ([ ]) months in exchange for a payment to Seller of $[ ], which right may be exercised by Buyer up to [ ] ([ ]) separate times for a total possible extension of the original date set forth above of [ ] ([ ]) months, provided that Buyer continues to use Commercially Reasonable Efforts during each such extension period to complete (i.e., have completed the last subject visit) a Phase 1B Trial or Phase 2 Trial. For clarity, the activities of Buyer’s Affiliates, any Licensees, and any contractors of Buyer or any of the foregoing shall constitute the activities of Buyer for purposes of this Article V.
Section 5.2.    Reversion Right.
(a)Reversion Notice. If, as of June 30, 2023 (or such later date that may apply under the above-referenced extensions thereof) (the “Phase 1B/2A Completion Date”), (i)

Buyer has not completed a Phase 1B Trial or Phase 2 Trial and (ii) total internal and out of pocket research and development costs collectively incurred, in the aggregate, by Buyer, its Affiliates, and Licensees with respect to Products prior to the Phase 1B/2A Completion Date (including but not limited to costs of products manufactured for such research and development) do not equal or exceed $[ ], Seller shall have the right, as its sole and exclusive remedy for any breach of Section 5.1, to, upon written notice to Buyer exercising such right and given within thirty (30) days of the Phase 1B/2A Completion Date (a “Reversion Notice”) and as further set forth in Section 5.2(b), (i) cause all Purchased Assets (other than Inventory or similar tangible assets consumed or otherwise rendered unusable through the conduct of the Business following Closing) to be assigned to Seller as soon as reasonably possible following a Reversion Notice and (ii) provide Seller such other rights and assets Controlled by Buyer as of such notice that are necessary for the continued development and commercialization of the Product(s).
(b)Information Disclosure. Following Buyer’s receipt of a Reversion Notice, Buyer shall, if (i) Buyer has not completed a Phase 1B Trial or Phase 2 Trial by the Phase 1B/2A Completion Date and (ii) total internal and out of pocket research and development costs (including costs of Product manufactured therefor) incurred collectively, in the aggregate, by Buyer, its Affiliates, and Licensees with respect to Products prior to the Phase 1B/2A Completion Date do not equal or exceed $[ ] (including but not limited to costs of products manufactured for such research and development), promptly (and, in any event, no later than within thirty (30) days after the Reversion Notice) provide to Seller the following, in each case, to the extent reasonably necessary for Seller to continue developing, commercializing, and manufacturing the Compound and Products:
(A)all material information generated following the Closing that is Controlled by Buyer or its Affiliates concerning the Compound and Products, Product and Compound inventory, Buyer Know-How, Buyer Patents, Product Marks, and Regulatory Authorizations (all such information, “Product-Related Information”); and
(B)all material information reasonably requested by Seller concerning any manufacturing, supplier, distributor, research, development, clinical study, or other contracts, to the extent, in each case, related to the development, manufacture, or commercialization of Compound or Products, entered into by Buyer or its Affiliates with Third Parties (“Product-Related Contracts”).
(c)Reversion Assignments/Licenses. Upon written election by Seller within fifteen (15) Business Days of Buyer’s written notice to Seller confirming delivery to Seller of materially all information required to be disclosed under Section 5.2(b):
(A)Buyer shall transfer and assign to Seller all right, title, and interest in (A) all inventory of Product, Compound, and Product and Compound in the process of being manufactured, (B) Regulatory Authorizations, and (C) Product Marks; provided, that if Seller elects to receive inventory described in clause (A), it shall promptly pay to Buyer its and its Affiliates’ direct cost of manufacturing such inventory;

(B)Buyer hereby grants to Seller a perpetual, irrevocable, exclusive, worldwide, fully paid-up, royalty-free license, with the right to sublicense, under Buyer Patents, Buyer Know-How and Product Marks to develop, manufacture, and commercialize Compound and Products; and
(C)Buyer shall assign the Product-Related Contracts to Seller; provided that, for any Product-Related Contracts whose terms do not permit such assignment, Buyer shall only be required to use Commercially Reasonable Efforts to assign such Product-Related Contracts to Seller and otherwise help facilitate introductions between Seller and the Third Parties that are party to such unassignable Product-Related Contracts.
Except as Seller may otherwise elect to carry out on its own as described below in this paragraph, Buyer shall be solely responsible to continue, wind-down or cease any ongoing clinical trials of Products that it has commenced prior to the assignments and licenses contemplated above. In the event Seller notifies Buyer in writing that it is electing to assume and carry out such ongoing clinical trials, Buyer shall, in good faith, work with Seller, at its cost, to transition such ongoing clinical trials to Seller pursuant to a mutually agreed upon transition plan.
(d)Reversion Consideration. In exchange for Buyer’s obligations set forth above with respect to Buyer Patents, Buyer Know-How, Regulatory Authorizations, and Product Marks, Seller shall pay Buyer milestones and/or royalties with respect to the development and/or sales of Products on or after the effective date of the above-contemplated licenses and assignments. The Parties shall use good faith efforts to negotiate and agree upon commercially reasonable economic terms for such royalties and/or milestones, taking into account the circumstances of such assignments and/or licenses and the-then current development or commercial stage(s) of the applicable Products (the “Reversion Terms”), within ninety (90) days of Seller’s election to take such assignment and/or licenses (or such longer period agreed by the Parties). If the Parties are unable to agree on the Reversion Terms within such ninety (90) day period (or such longer period agreed by the Parties), such dispute shall be finally resolved pursuant to the dispute resolution procedures set forth on Exhibit 5.2(d) pursuant to which the Expert (as defined therein) shall select the entirety of one Party’s proposed Reversion Terms to the extent reasonably practicable, taking into consideration the circumstances of such assignments and/or licenses and then current development and/or commercial stage(s) of the applicable Product(s).
(e)Existing Licensees. Notwithstanding anything herein to the contrary, in the event (i) Buyer or an Affiliate thereof has, prior to the Phase 1B/2A Completion Date, granted any Licensee rights to develop and/or commercialize Products (but which agreement must, in any event, include rights for such Third Party to commercialize Products) and (ii) Seller exercises its rights to have certain assets and rights assigned and/or licensed to it under Section 5.2(c), then concurrently with the assignment and/or license of such assets and rights to Seller under Section 5.2(c), such license (including any rights to payment thereunder) shall, to the extent concerning Products and Compound and provided for in such license, be automatically assigned to Seller and Seller shall, subject to such license’s terms, grant such Third Party the rights granted with respect to Products and Compound under the assigned license.

Article VI.
ADDITIONAL AGREEMENTS
Section 6.1.    Confidentiality; Non-Competition.
(a)Confidentiality.
(i)Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Business or the Purchased Assets.
(ii)Seller recognizes that it possesses information of a confidential or secret nature in both written and unwritten form, which has unique commercial value as related to the Business or the Purchased Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing “Confidential Information” (A) shall include each of the following, to the extent constituting a Purchased Asset: (1) any pre-clinical, clinical, pharmaceutical development, prescription, or sales and marketing data for a Product or the Compound; (2) Trade Secrets, processes, computer programs, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of a Product or the Compound; (3) forms, contracts or promotional materials created for or used in relation to the Purchased Assets; (4) any correspondence, memoranda, files, software, databases, electronic or other media of any kind which may be in Seller’s possession or under Seller’s ownership, control, or license or to which Seller may have had access, and which contain Confidential Information; and (5) any information, knowledge and data contained or included in or related to the Business or the Purchased Assets and (B) shall not include any information which (1) is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller or any of its Representatives in violation of this Section 6.1 or any other obligation of confidentiality owed to Buyer or any of its Affiliates), (2) is independently developed by Seller or any of its Representatives after the Closing without reference to the Confidential Information or any Purchased Assets, or (3) is used in the ownership and operation of the Excluded Assets or directly relates to Excluded Liabilities and, in either case, does not directly relate to any Purchased Assets or Licensed Intellectual Property. Information that is not novel or copyrighted may nonetheless be Confidential Information.
(iii)Seller agrees that, following the Closing, all Confidential Information shall be the sole property of Buyer and its assigns.
(iv)Seller will, and will cause its Representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of Buyer. Seller further agrees to inform Buyer immediately in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller.
(v)Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information pursuant to a court order or other requirement of a judicial, administrative or governmental proceeding, or otherwise to the extent required for Seller to comply with applicable Law, provided that, in each instance, Seller (A) notifies Buyer of the court order or other requirement promptly after Seller becomes aware of the court order or other requirement (unless such notification would be unlawful); (B) cooperates with Buyer in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Buyer); and (C) limits the disclosure to what is requested by the court order or other requirement.
(b)Non-Competition. Seller agrees that for a period of five years commencing upon the Closing Date (the “Restricted Period”), none of Seller or any of its direct or indirect Subsidiaries (now existing or hereafter incorporated, formed or otherwise organized) shall, alone or in conjunction with any Third Party, directly or indirectly, conduct human clinical studies with respect to, or manufacture or commercialize, any product containing or comprising any compound or product competitive with the Business in any geographic area.
(c)Acknowledgments, Interpretation and Validity.
(i)Seller agrees and acknowledges that the covenants in this Section 6.1 are reasonable and valid in all respects (including with respect to the subject matter, Restricted Period, and geographical area) and are necessary to protect the interests of Buyer in a Product, the Compound, the other Purchased Assets and the Confidential Information, and such covenants represent only a limited restraint. Further, Seller acknowledges that, without the restrictions contained in this Section 6.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of the Products and the Compound, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 6.1.
(ii)Seller acknowledges and agrees that the provisions of this Section 6.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.
(iii)It is the desire and intent of the Parties that this Section 6.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any restriction set forth in this Section 6.1 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 6.1 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The agreements contained in this Section 6.1 shall each constitute a separate agreement independently supported by good and adequate consideration. For the avoidance of doubt, the Parties hereby acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.
(d)Remedies. In accordance with Section 8.9(c), Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.
(e)Extensions of Limitations. If Seller or any of its Subsidiaries violate any term or provision of this Section 6.1, the duration set forth in this Section 6.1 shall automatically be extended as against Seller and its Subsidiaries for a period equal to the periods during which Seller or such Subsidiary was in violation of this Section 6.1.
Section 6.2.    Certain Tax Matters.
(a)Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne equally between Seller and Buyer.
(b)Allocation of Certain Taxes. With respect to any real property taxes and personal property taxes for a Straddle Period, such Taxes will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number days in each of the Pre-Closing Tax Period and the Post-Closing Tax Period (the “Apportioned Obligations”). Seller shall be liable for the amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.
(c)Reimbursement. Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party (if not specified as the responsible Party therefor) shall be entitled to reimbursement from the non-paying Party in accordance with Section 6.2(a) or Section 6.2(b), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 6.2(a) or Section 6.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement. For the avoidance of doubt, reimbursement for Transfer Taxes or Apportioned Obligations shall be governed first by this Section 6.2(c) and, if unsatisfied, then pursuant to Article VII.
(d)Tax Withholding. The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by applicable Law. In the event Buyer determines that it is required under applicable Law to withhold and pay any Tax to any Taxing Authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant Taxing Authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Taxing Authority pursuant to the immediately preceding sentence. In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller. The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes. To the extent that any amounts are so deducted or withheld by Buyer from any payment hereunder to Seller, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
(e)Cooperation and Exchange of Information. Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.
(f)Tax Bulk Transfer Waiver. The Buyer hereby waives compliance by the Seller with the requirements and provisions of any Tax “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer; provided, however, that the Seller agrees (i) to pay and discharge when due all Liabilities of any Taxing Authority that are asserted against the Buyer or the Purchased Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless the Buyer from and against any and all such Liabilities in the manner provided in Article VII and (iii) to take promptly all necessary Action to remove any Lien that is placed on the Purchased Assets by reason of such noncompliance.
(g)Tax Treatment of Payments. Except to the extent otherwise required by Law, Seller and Buyer shall treat any payment under Article VII as an adjustment to the Purchase Price for Tax purposes.
(h)Reversion. Except to the extent otherwise required by Law, the parties agree that a Reversion described in Section 5.2 (“Reversion”) will be treated as a sale or exchange of the Purchased Assets for Tax purposes. In such event, the Tax (and related Tax indemnification) provisions of this Agreement shall apply by substituting 9 Meters Biopharma, Inc. as “Seller” and Lobesity LLC as “Buyer”, and making such other changes, mutatis mutandis, that are necessary to place 9 Meters Biopharma, Inc. in the position of Seller and Lobesity LLC in the position of Buyer with respect to such Reversion for Tax purposes under this Agreement.
Section 6.3.    Public Announcements. None of Buyer, Seller or any Affiliate of any Party shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement or any Related Document, any Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market (it being understood that Buyer may make a public announcement and file the appropriate filings with the Securities and Exchange Commission (including filing this Agreement), and conduct investor calls, with respect to this Agreement and the Contemplated Transactions). If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 6.3, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made to allow the other Party to comment upon and agree on such press release or public statement, unless the provision of such press release or public statement to the other Party before such press release or public statement is made (or any delay in reaching agreement with respect thereto) would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.
Section 6.4.    Intentionally omitted.
Section 6.5.    Termination of Excluded Contracts. Seller shall take all actions as are necessary to terminate all Excluded Contracts as promptly as practicable after the Closing. All costs, expenses, liabilities or other obligations arising out of or related to the termination of the Excluded Contracts shall be borne by Seller.
Section 6.6.    Access.
(a)From and after the Closing Date for a period of six (6) months, Seller shall provide Buyer with reasonable access (which shall not unreasonably interfere with the business of Seller), upon reasonable written notice and during normal business hours, to the management and other personnel of Seller for the purpose of (i) discussing all reasonable inquiries regarding the Purchased Assets or the Business and (ii) providing such other assistance as Buyer may reasonably request related to the sale, conveyance, delivery, transfer and assignment of the Purchased Assets, including, to the extent requested by Buyer in writing during such period, the implementation of a technology transfer plan to be reasonably agreed to between the Parties.
(b)From and after the Closing Date, Buyer shall provide Seller and its Representatives with reasonable access (which shall not unreasonably interfere with the business of Buyer), upon reasonable written notice and during normal business hours, to the Books and Records and the right to make copies and extracts therefrom (subject to Seller’s obligations under Section 6.1), to the extent that such access may be reasonably required by Seller or any of its Representatives (i) to facilitate the investigation, litigation and final disposition of any Third Party Claim the defense or opposition of which Seller has assumed pursuant to Section 7.4, or (ii) in connection with the preparation of Seller’s Tax Returns or financial statements.
Section 6.7.    Expenses. Except as expressly set forth herein, Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 6.8.    Wrong Pockets. Subject to Section 2.5, for a period of up to eighteen (18) months after the Closing Date, if Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other Parties, and the Parties hereto shall, as soon as reasonably practicable, ensure that such assets are transferred, at Seller’s expense and with any necessary prior Third Party consent or approval, to:
(a)Buyer, in the case of any Purchased Asset that was not transferred at the Closing; or
(b)Seller, in the case of any Excluded Asset that was transferred at the Closing.
Section 6.9.    Further Assurances. Each of the Parties shall, at any time and from time to time after the Closing Date, upon the request of the other Party, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.
Article VII.
INDEMNIFICATION
Section 7.1.    Indemnification of Buyer.
(a)From and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all debts, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, other out-of-pocket costs and expenses (whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted or otherwise) (collectively, “Losses”), suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with:
(i)any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement (without giving effect to any materiality threshold or qualifier contained herein, including in the definition of Material Adverse Effect);
(ii)any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement;
(iii)any Excluded Liability or Excluded Asset;
(iv)without duplication, any Apportioned Obligations allocated to Seller pursuant to Section 6.2; or

(v)any Liabilities or Losses arising out of Seller’s operation of the Purchased Assets prior to the Closing, excluding, for the avoidance of doubt, any Assumed Liabilities.
(b)The Buyer Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity. No consent of Seller will be required in order for Buyer to be indemnified under this Article VII.
(c)In the case of a Buyer Indemnified Party’s rights to indemnification pursuant to this Section 7.1, any and all Losses payable by Seller to the Buyer Indemnified Parties with respect to indemnifiable Losses will be paid directly by Seller to the applicable Buyer Indemnified Parties (subject to the applicable limitations set forth in this Article VII), at Seller’s option, in cash or Securities (the value of which shall be the 30-Day VWAP calculated as of the date on which the Losses first become payable); provided, however, if the 30-Day VWAP on the date of calculation is less than the per share price of the Closing Shares, the payment will be made in U.S. dollars, and provided, further, that if Seller has not elected a manner of payment within five (5) Business Days after receipt of Buyer’s Indemnity Notice, Buyer may satisfy its claim for indemnification from the Holdback Shares as provided in Section 7.7.
Section 7.2.    Indemnification of Seller Indemnified Parties.
(a)From and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:
(i)any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement;
(ii)any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement;
(iii)any Assumed Liability;
(iv)without duplication, any Transfer Taxes or Apportioned Obligations allocated to Buyer pursuant to Section 6.2; or
(v)any Liabilities or Losses arising out of Buyer’s or its Affiliates’ operation of the Purchased Assets after the Closing, excluding, for the avoidance of doubt, any Excluded Liabilities.
(b)The Seller Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity. The consent of Buyer shall not be required in order for Seller to be indemnified under this Article VII.

(c)In the case of a Seller Indemnified Party’s rights to indemnification pursuant to this Section 7.2, any and all Losses payable by Buyer to the Seller Indemnified Parties with respect to indemnifiable Losses will be paid directly by Buyer to the applicable Seller Indemnified Parties (subject to the applicable limitations set forth in this Article VII).
Section 7.3.    Limitations.
(a)Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified pursuant to Section 7.1(a)(i) and Section 7.2(a)(i):
(i)unless and until the aggregate of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, would, but for this paragraph (i), be entitled to indemnification hereunder exceeds on a cumulative basis $[ ] (the “Indemnity Threshold”), at which point each Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified only for Losses in excess of the Indemnity Threshold; and
(ii)unless the amount of an individual claim for Losses under Section 7.1(a)(i) or Section 7.2(a)(i) (aggregating all claims and Losses arising from substantially the same or similar facts as applicable to each of Section 7.1(a)(i) or Section 7.2(a)(i)), as applicable, exceeds $[ ], no such claim shall be applied toward the Indemnity Threshold;
provided, however, that the foregoing provisions of this Section 7.3(a) shall not apply with respect to any act of Fraud or (i) any breach of or inaccuracy in the representations and warranties set forth in Sections 3.1, 3.2(a), 3.4, 3.13, 3.17 or 3.20 (the “Specified Representations”), (ii) any breach of or inaccuracy in the representations and warranties set forth in Section 3.8 (the “Specified IP Representations”) or (iii) any breach of or inaccuracy in the representations and warranties set forth in Sections 4.1, 4.2(a) or 4.7.
(b)Other than in the case of any act of Fraud or (i) any breach of or inaccuracy in the Specified Representations, (ii) any breach of or inaccuracy in the Specified IP Representations, or (iii) any breach of or inaccuracy in the representations and warranties set forth in Sections 4.1, 4.2(a) or 4.7, in no event shall the aggregate amount for which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be indemnified and held harmless under Section 7.1(a)(i) and Section 7.2(a)(i) exceed $[ ] (the “Cap”). With respect to any act of Fraud or (i) any breach of or inaccuracy in the Specified Representations, (ii) any breach of or inaccuracy in the Specified IP Representations, or (iii) any breach of or inaccuracy in the representations and warranties set forth in Sections 4.1, 4.2(a) or 4.7, in no event shall the aggregate amount for which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be indemnified and held harmless under Section 7.1 or Section 7.2, as applicable, exceed the aggregate Purchase Price paid to Seller.
(c)The amount of any Losses payable pursuant to this Article VII shall be reduced to reflect any amount actually recovered by the Indemnified Party from a Third Party (less the cost to collect or recover such amount). If the Indemnified Party realizes any such amount after the date on which a payment pursuant to this Article VII has been made to the

Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party equal to such amount; provided that such payment shall not exceed the amount of the payment made to the Indemnified Party pursuant to this Article VII. For the avoidance of doubt, this Section 7.3(c) shall not be construed to apply to any amounts recovered from any self-insurance, captive insurance vehicle, or other similar arrangement.
(d)Notwithstanding anything herein to the contrary, except to the extent payable to a Third Party as a result of any Third Party Claim, no Indemnified Party will be entitled to indemnification for any punitive damages.
Section 7.4.    Indemnification Procedures.
(a)Third Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.1 or 7.2 in respect of, arising out of or involving an Action initiated or commenced by or on behalf of a Third Party (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 7.1, Seller, or, with respect to a claim for indemnification pursuant to Section 7.2, Buyer (each, an “Indemnifying Party”), in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s) and the damages sought or estimated to the extent actually known by such Indemnified Party) within thirty (30) Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Except for Tax claims for which this provision shall not apply, the Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel and/or accountants selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within thirty (30) Business Days after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim and the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim (subject to the Indemnity Threshold and the Cap, to the extent applicable, and the other limitations set forth herein), (ii) the Third Party Claim involves only money damages, does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the amount claimed in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification under this Article VII then pending, is (A) greater than the remaining portion, if any, of the Indemnity Threshold and (B) less than the Cap, (iv) the Indemnified Party has not been advised in writing by outside counsel that a substantive legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, and (v) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party. Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other party; provided, that the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party if (1) the claimant in such Third Party Claim provides to the Indemnified Party an unqualified release of such Indemnified Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party, (3) such settlement does not encumber any of the material assets of the Indemnified Party or impose any restriction or condition that would apply to or materially affect such Indemnified Party or the conduct of such Indemnified Party’s businesses and (4) such settlement does not involve any admission of liability or wrongdoing by the Indemnified Party; and provided, further, that the Indemnified Party may settle such Third Party Claim without the prior written consent of the Indemnifying Party if such settlement satisfies the criteria set forth in the foregoing clauses (1) through (4), mutatis mutandis, with respect to the Indemnifying Party, and such Third Party Claim (x) seeks an injunction or other equitable relief or (y) involves money damages which are, taken together with the reasonably estimated costs of defense thereof, reasonably anticipated to exceed [ ] percent ([ ]%) of the Cap.
(b)Direct Claims. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages in good faith sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such indemnity claim. During such thirty (30) Business Day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors reasonable access to investigate the matter or circumstance alleged to give rise to the indemnity claim, and whether and to what extent any amount is payable in respect of the indemnity claim, subject in all respects to any then-existing confidentiality obligations. If the Indemnifying Party does not notify the Indemnified Party within forty five (45) Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 7.1 or 7.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 7.1 or 7.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, but in all cases subject to the Indemnity Threshold and the Cap, to the extent applicable, and the other limitations set forth herein.
(c)Manner of Satisfaction of Claims. Any obligation to pay an amount that becomes due and payable by the Seller pursuant to this Article VII (an “Indemnified Amount”) shall be satisfied, at the choice of Buyer (including any combination of the following), (i) by Seller as provided in Section 7.1(c) (which obligation, if satisfied in Securities, shall be set off against an amount of Holdback Shares equal in value to such Indemnified Amount), or (ii) by set off against any amounts then, or in the future, due and payable to Seller pursuant to Section 2.1(d)(i) or Section 2.1(d)(ii).
Section 7.5.    Termination of Indemnification.

(a)The obligations to indemnify and hold harmless an Indemnified Party (i) pursuant to Sections 7.1(a)(i) and 7.2(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 7.5(b) and (ii) pursuant to the other clauses of Sections 7.1(a) and 7.2(a) shall terminate on the expiration of any statute of limitations applicable thereto; provided, however, that as to clause (i) above such obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice of such claim to the Indemnifying Party in accordance with Section 7.4 (each, an “Unresolved Claim”).
(b)All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Contemplated Transactions; provided, however, that, except in the case of Fraud, which shall survive indefinitely, (i) the Specified Representations and the representations and warranties set forth in Sections 4.1, 4.2(a) and 4.7 shall terminate on the expiration of the statute of limitations applicable thereto, (ii) the Specified IP Representations shall terminate on the third anniversary of the Closing Date, and (iii) the representations and warranties contained in this Agreement other than the Specified Representations, the Specified IP Representations and the representations and warranties set forth in Sections 4.1, 4.2(a) and 4.7 shall terminate on the date that is twelve (12) months after the Closing Date; provided, further, such covenants and agreements of the Parties shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenants and agreements.
Section 7.6.    Exclusive Remedies. Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article VII shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement, or otherwise in connection with the Contemplated Transactions (other than (i) claims for equitable relief under Section 8.9, (ii) claims of, or causes of action arising from, Fraud, or (iii) as set forth in Section 6.2).
Section 7.7.    Holdback Matters. To satisfy any applicable Indemnified Amount pursuant to Section 7.4(c), a Buyer Indemnified Party may (i) deliver to Seller a written notice stating such Indemnified Amount (the “Indemnity Notice”) and (ii) subject to Section 7.1(c), recover such Indemnified Amount by set off of such Indemnified Amount against the number of Holdback Shares equal thereto (the value of which shall be the 30-Day VWAP calculated as of the date on which the Losses first become payable). If Seller elects to satisfy any Indemnified Amount in cash, Seller shall pay the Indemnified Amount to Buyer within ten (10) Business days after receipt of the Indemnity Notice. If the value of the Holdback Shares is insufficient to satisfy any Indemnified Amount, Buyer may recover such Indemnified Amount as otherwise set forth in Section 7.4(c) (subject to the limitations in Section 7.3). Upon the later of (i) the eighteen (18) month anniversary of the Closing Date and (ii) the date upon which all disputed Indemnified Amounts have been fully settled subject to a written agreement or decided subject to a non-appealable final order issued by a court of competent jurisdiction, Buyer shall, within ten (10) Business Days thereof, issue to Seller the remaining Holdback Shares, if any.

Article VIII.
GENERAL PROVISIONS
Section 8.1.    Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 8.2.    Schedules of Exception. The Schedules of Exception shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of Seller set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Schedules of Exception, or (b) it is reasonably apparent upon reading the disclosure in any other section or subsection that such disclosure qualifies another representation and warranty of Seller in this Agreement. The disclosure of any matter, or reference to any Contract, in the Schedules of Exception shall not be deemed to constitute an admission by Seller or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement. In particular, (i) certain matters may be disclosed in the Schedules of Exception that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (ii) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (iii) no disclosure in the Schedules of Exception relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any section or subsection of the Schedules of Exception be deemed or interpreted to expand the scope of Seller’s representations and warranties contained in this Agreement. Each disclosure in the Schedules of Exception is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Seller. All attachments to the Schedules of Exception are incorporated by reference into the section or subsection thereof in which they are directly or indirectly referenced.
Section 8.3.    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by email (with confirmation of transmission other than by means of an automatically-generated reply) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):
if to Buyer, to:

9 Meters BioPharma, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, NC 27615
Attention: John Temperato, CEO

Email: jtemperato@9meters.com

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
Email: dreynolds@wyrick.com

and if to Seller, to:

Lobesity LLC
[ ]
E-mail:     [ ]
Attention: [ ]
and
Lobesity LLC
[ ]
E-mail:     [ ]
Attention: [ ]
with a copy (which shall not constitute notice) to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017-4611
E-mail: Faith.Charles@ThompsonHine.com
Attention: Faith L. Charles

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.
Section 8.4.    Consents and Approvals. For any matter under this Agreement requiring the consent or approval of a Party to be valid and binding on the Party, such consent or approval must be in writing.
Section 8.5.    Counterparts. This Agreement may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 8.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the other Related Documents. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.
Section 8.7.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Buyer may (i) assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller and (ii) assign this Agreement without Seller’s consent in connection with the sale or transfer of all or substantially all of Buyer’s business or assets (or that portion thereof related to the subject matter hereof), merger, change of control, or similar transaction, provided that, in the event of such an assignment to a Third Party, such Third Party shall have assumed all of Buyer’s applicable ongoing payment and diligence obligations under this Agreement, including with respect to diligence, sales-based payments, and milestone payments, as applicable. Buyer shall not sell or otherwise assign to a Third Party any portion of the Purchased Assets, or license to a Third Party any of the Intellectual Property Rights included in the Purchased Assets, unless the terms of such transaction are reasonably sufficient to enable Buyer to comply with its applicable ongoing payment and diligence obligations under this Agreement (including, without limitation, the Reversion-related obligations set forth in Section 5.2). No assignment pursuant to this Section 8.7 will relieve the assigning Party of its responsibility for the performance of any of its obligations hereunder to the extent not performed by the assignee. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
Section 8.8.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 8.9.    Enforcement.
(a)Each Party irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the state of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in a United States District Court for Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of Delaware located in Wilmington. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of Delaware located in New Castle County, and (y) the United States District Court for the Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Each Party waives its right to trial of any issue by jury. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.9(b).
(c)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of Delaware located in New Castle County, and the United States District Court for Delaware, this being in addition to any other remedy to which they are entitled at law (subject to Section 7.6) or in equity and as further set forth in this Section 8.9.
Section 8.10.    Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 8.11.    Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Parties with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of any Party to enforce, nor the delay of any Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

[Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

9 Meters Biopharma, Inc.

By: /s/ John Temperato
Name: John Temperato
Title: Chief Executive Officer

    [Signature Page to Asset Purchase Agreement]

SELLER:

Lobesity LLC
By: /s/ Daniel K. Lewis
Name:     Daniel K. Lewis
Title:     Chief Executive Officer

    [Signature Page to Asset Purchase Agreement]

EXHIBIT 1.1

LOB-0136 Compound Definition

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 2.1(d)

(i) Regulatory Milestones

#	Regulatory Milestones	Payment due
1	[ ]	$[ ]
2	[ ]	$[ ]
3	[ ]	$[ ]
4	[ ]	$[ ]
5	[ ]	$[ ]
6	[ ]	$[ ]
7	[ ]	$[ ]
8	[ ]	$[ ]
9	[ ]	$[ ]
10	[ ]	$[ ]

(ii) Sales Milestones

#	Sales Milestones	Payment due
1	Net Sales in a single Calendar Year first exceed $[ ]	$[ ]
2	Net Sales in a single Calendar Year first exceed $[ ]	$[ ]
3	Net Sales in a single Calendar Year first exceed $[ ]	$[ ]

EXHIBIT 2.4(b)(ii)

Form of Bill of Sale, Assignment and Assumption Agreement

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 2.4(b)(iv)(A)

Form of Non-Competition and Non-Disclosure Agreement

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 2.4(b)(iv)(B)

Form of Non-Disclosure Agreement

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 2.4(b)(vi)

Form of Consulting Agreement

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 3.23

Form of Investor Questionnaire

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.

EXHIBIT 5.2(d)

Reversion Term Resolution Process

CERTAIN IDENTIFIED SCHEDULES HAVE BEEN EXCLUDED FROM THE EXHIBIT PURSUANT TO REGULATION S-K, ITEM 601(A)(5) BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THE EXHIBIT OR THE DISCLOSURE DOCUMENT.